__________

ARRANGEMENT AGREEMENT

- Between -

URANIUM ENERGY CORP.

- And -

CUE RESOURCES LTD.

Dated as of January 20, 2012

TABLE OF CONTENTS
ARTICLE 1 INTERPRETATION	2
DEFINITIONS	2
INTERPRETATION	13
ENTIRE AGREEMENT	13
CURRENCY	14
TIME	14
SCHEDULES	14
KNOWLEDGE	14
ACCOUNTING PRINCIPLES	14
INVALIDITY OF PROVISIONS	14
ARTICLE 2 THE ARRANGEMENT	15
ARRANGEMENT	15
IMPLEMENTATION STEPS BY TARGET	15
TARGET INFORMATION CIRCULAR AND RELATED MATERIALS	16
INTERIM ORDER	16
FINAL ORDER	17
PAYMENT OF CONSIDERATION	17
ARRANGEMENT FILINGS	17
EFFECTIVE DATE	17
SECURITIES AND CORPORATE COMPLIANCE	17
PREPARATION OF FILINGS	17
DISSENTING SHARES	18
PURCHASER APPROVALS	19
TARGET APPROVALS	19
NO FRACTIONAL SHARES	19
ARTICLE 3 REPRESENTATIONS AND WARRANTIES	19
REPRESENTATIONS AND WARRANTIES OF TARGET	19
REPRESENTATIONS AND WARRANTIES OF PURCHASER	20
ARTICLE 4 ADDITIONAL AGREEMENTS	20
NON-WAIVER	20
NATURE AND SURVIVAL	20
INSURANCE AND INDEMNIFICATION	20
ARTICLE 5 COVENANTS	21
CONSULTATION WITH RESPECT TO NEWS RELEASES	21
TARGET'S COVENANTS	21
PRE-ACQUISITION REORGANIZATION	23
COVENANTS OF PURCHASER	25
MUTUAL COVENANTS	26
TARGET'S COVENANTS REGARDING NON-SOLICITATION	27
RIGHT TO ACCEPT SUPERIOR PROPOSAL	29
ARTICLE 6 REMEDIES	31
AVAILABILITY OF EQUITABLE REMEDIES	31
ARTICLE 7 CONDITIONS	31
MUTUAL CONDITIONS	31
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER	32
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF TARGET	34
NOTICE AND CURE PROVISIONS	35
SATISFACTION OF CONDITIONS	36
ARTICLE 8 AMENDMENT	36
AMENDMENT	36
MUTUAL UNDERSTANDING REGARDING AMENDMENTS	36
COOPERATION ON STRUCTURE	37
ARTICLE 9 TERMINATION AND COMPENSATION	37
TERMINATION	37
EFFECT OF TERMINATION	38
EXPENSES	38
TERMINATION FEES	38
ARTICLE 10 GENERAL	39
NOTICES	39
TIME OF ESSENCE	40
NO THIRD PARTY BENEFICIARIES	41
FURTHER ASSURANCES	41
GOVERNING LAW	41
EXECUTION IN COUNTERPARTS	41
ENUREMENT AND ASSIGNMENT	41

Schedule 1     -     Plan of Arrangement.

Schedule 2     -     Representations and Warranties of Target.

Schedule 3     -     Representations and Warranties of Purchaser.

Schedule 4     -     Locked-up Shareholders.

Schedule 5     -     Arrangement Resolution.

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made as of the 20th day of January, 2012.

BETWEEN:

URANIUM ENERGY CORP., a company incorporated under the laws of the State of Nevada, U.S.A., and having an address for notice and delivery located at Suite 320, 1111 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2J3

("Purchaser");

AND:

CUE RESOURCES LTD., a company incorporated under the laws of the Province of British Columbia, Canada, and having an address for notice and delivery located at Suite 1430, 800 West Pender Street, Vancouver, British Columbia, Canada, V6C 2V6

("Target");

(and Purchaser and Target being hereinafter singularly also referred to as a "Party" and collectively referred to as the "Parties" as the context so requires).

WHEREAS:

(A)     Purchaser and Target are proposing to carry out a transaction pursuant to which Purchaser will acquire all of the issued and outstanding shares of Target; and

(B)     Purchaser and Target intend that the acquisition of Target by Purchaser be carried out under the arrangement provisions of Part 9, Division 5 of the Business Corporations Act (British Columbia);

THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby mutually acknowledged), the Parties hereto do hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

Definitions

1.1     Wherever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms will have the meanings set out below and in addition certain other words and terms are defined in the Plan of Arrangement:

"Acquisition Proposal" means any proposal or offer made by a third party (including a stated intention to make a proposal or offer) regarding a merger, amalgamation, statutory arrangement, share exchange, business combination, recapitalization, take-over bid, tender offer, sale or other disposition of 10% or more of the assets of Target (on a consolidated basis) in a single transaction or a series of related transactions (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale or other disposition of 10% or more of the assets of Target), reorganization, liquidation, winding-up, sale, issue or redemption of 10% or more of the total number of common shares or rights or interests therein or thereto or similar transactions involving Target (other than the Transaction);

"Affiliate" has the meaning ascribed to it in the Securities Act (British Columbia), as amended;

"Arrangement" means the arrangement under Part 9, Division 5 of the BCBCA on the terms set forth in the Plan of Arrangement which is attached hereto as Schedule 1;

"Arrangement Agreement" or "Agreement" means this arrangement agreement and any amendment or variation hereto made in accordance with Article 8, including all Schedules hereto and any instrument or agreement supplementary or ancillary hereto;

"Arrangement Filings" means the filings, if any, that are required under the BCBCA to be made with the Registrar in order for the Arrangement to be effective;

"Arrangement Resolution" means the special resolution approving this Agreement and the Plan of Arrangement to be considered at the Target Meeting, to be substantially in the form and content of Schedule 5 hereto;

"Authorization" means an authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation, whether or not the same have the force of Laws, and includes any Environmental Approval;

"BCBCA" means the Business Corporations Act (British Columbia), as now enacted and as amended, and the regulations thereto;

"Business Day" means a day that is not a Saturday, Sunday or civic or statutory holiday, in British Columbia or Ontario;

"Canadian GAAP" means generally accepted accounting principles in effect from time to time in Canada, being those accounting principles set forth by the Institute of Chartered Accountants in Canada;

"Canadian Securities Laws" means the Securities Act and the equivalent legislation in the other Provinces and in the Territories of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any of such statutes, and the published policies, bulletins and notices of the regulatory authorities administering such statutes;

"Change in Recommendation" will have the meaning ascribed to it in Section 5.7(b)(iv);

"Circular" means the notice of the Target Meeting and accompanying management information circular, including all schedules thereto and documents incorporated by reference therein, to be sent to holders of Target Shares in connection with the Target Meeting and includes any amendments thereto;

"Claims" means claims of any nature or kind whatsoever against the Target Shares, Target Options or Target Warrants, as the case may be, including without limitation encumbrances, charges, liens, security interests, trust claims or any other claims in equity, at law or otherwise;

"Competition Act" means the Competition Act (Canada), as amended from time to time;

"Concessions" means any mining concession, claim, lease, licence, permit or other right to explore for, exploit, develop, mine or produce minerals or any interest therein which Target owns or has a right or option to acquire or use, all as listed in Schedule (U) to the Target Disclosure Letter;

"Confidentiality Agreement" means the agreement entered into by Purchaser and Target dated December 1, 2011;

"Consideration" means the number of Purchaser Shares issuable by Purchaser in respect of each Target Share pursuant to the Plan of Arrangement;

"Contracts" means all contracts, licences, leases, agreements, commitments, entitlements, engagements, warranties or guarantees to which a Person or any Subsidiary of the Person is a party or pursuant to which the Person or any Subsidiary of the Person is obligated to provide a benefit to, or is entitled to receive a benefit from, any other Person;

"Court" means the Supreme Court of British Columbia;

"Depositary" means Transfer Online Inc.;

"Dissenting Shareholder" means a holder of Dissenting Shares;

"Dissenting Shares" will have the meaning ascribed to it in Section 2.11;

"Effective Date" means the date upon which the Arrangement becomes effective as provided in the Plan of Arrangement;

"Effective Time" has the meaning ascribed thereto in the Plan of Arrangement;

"Encumbrance" means any encumbrance including any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

"Environmental Approvals" means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by Governmental Entities pursuant to Environmental Laws with respect to the operation of a Person or its Subsidiaries or its businesses, including the control or ownership of leased property or Real Property;

"Environmental Laws" means all applicable Laws, including applicable civil or common law, relating to the protection or enhancement of the Environment and employee and public health and safety;

"Exchange Ratio" means 0.0195 of a Purchaser Share for each Target Share;

"Final Order" means the order of the Court approving the Arrangement, as such order may be amended at any time before the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

"Financial Advisor" means Ross Glanville & Associates Ltd. and Bruce McKnight Minerals Advisor Services, financial advisor to the Target Board;

"Governmental Entity" means any domestic or foreign legislative, regulatory, executive, judicial or administrative or quasi-governmental body or Person, including the Stock Exchanges and the Securities Regulators, having or purporting to have jurisdiction in the relevant circumstances;

"Hazardous Substance" means any chemical, material or substance, pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law and includes any constituents or breakdown product related to such material, substance or good;

"IFRS" means International Financial Reporting Standards;

"Interim Order" means the interim order of the Court providing for, among other things, the calling and holding of the Target Meeting, as the same may be amended;

"Investment Canada Act" means the Investment Canada Act (Canada), as amended from time to time;

"Lands" means all interests and rights in real and immoveable property interests, including property rights, possession rights, licenses, leases, rights of way, rights to use, surface rights, easements and, any kind of permits or authorizations permitting the use of land or other Real Property interests (but excluding the Concessions) which Target owns or has an right in or interest in or has an option or other right to acquire or use, all as indicated in Schedule (V) to the Target Disclosure Letter;

"Laws" means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, statutory body or self-regulatory authority, and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

"Letter of Intent" means the letter agreement between Purchaser and Target dated December 21, 2011;

"Liens" means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

"Loan Agreement" means that certain "Secured Loan Agreement" and its related General Security Agreement, dated for reference January 20, 2012, as entered into between Purchaser and Target pursuant to which Purchaser will loan to the Target, on a secured basis, the Loan Amount advanced or to be advanced in the following manner: (i) an initial USD $50,000 of the Loan Amount advanced to Target on or about the execution of the Loan Agreement; and (ii) the final USD $285,000 of the Loan Amount to be advanced upon the execution of the Voting Agreements;

"Loan Amount" means the USD $335,000 to be provided by Purchaser to Target for the purposes outlined in and pursuant to the terms of the Loan Agreement;

"Locked-up Shareholders" means those Target Shareholders, being all the directors and officers of Target and the four largest shareholders of the Target (as well as certain holding companies thereof), all as set forth in Schedule 4 hereto, who have entered into Voting Agreements with Purchaser pursuant to which they have agreed, subject to the terms of such Voting Agreements, to vote their Target Shares (including any Target Shares issuable upon the exercise of Target Options and Target Warrants) in favour of the Arrangement Resolution;

"Material Adverse Effect" means, in respect of either Party, an effect that is material and adverse to the business, properties, assets, liabilities, obligations (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, condition (financial or otherwise), operations or results of operations of that Party and its Subsidiaries and material joint ventures taken as a whole, other than any change, effect, event or occurrence:

(a)     relating to the global economy, political conditions or securities markets in general;

(b)     affecting the worldwide Uranium, nuclear energy and/or mining industries in general;

(c)     relating to a change in the market trading price of publicly traded securities of that Party, either:

(i)     related to this Agreement and the Transaction or the announcement thereof; or

(ii)     related to such a change in the market trading price primarily resulting from a change, effect, event or occurrence excluded from this definition of Material Adverse Effect under clauses (a), (b), (d), (e) or (f) hereof;

(d)     the exchange ratio between the United States dollar and the Canadian dollar;

(e)     relating to any generally applicable change in applicable laws or regulations (other than orders, judgments or decrees against that Party any of its Subsidiaries and material joint ventures) or in applicable accounting principles; or

(f)     attributable to the announcement or pendency of this Agreement or the Transaction, or otherwise contemplated by or resulting from the terms of this Agreement,

provided, however, that such effect referred to in clause (a), (b) or (e) above does not primarily relate only to (or have the effect of primarily relating only to) that Party and its Subsidiaries and material joint ventures, taken as a whole, or disproportionately adversely affect that Party and its Subsidiaries and material joint ventures taken as a whole, compared to other companies of similar size operating in the industry in which that Party and its Subsidiaries and material joint ventures operate;

"Material Contract" in respect of Target means:

(a)     any Contract involving aggregate payments to or by Target or any of the Target Subsidiaries in excess of $25,000;

(b)     any Contract with annual payments to or by Target or any of the Target Subsidiaries in excess of $25,000, with a term or commitment to or by Target or any of the Target Subsidiaries that may reasonably extend beyond one year and which cannot be terminated without penalty on less than 30 days notice or which is outside the ordinary course of business; and

(c)     any other Contract which is material to the Target, excluding contracts entered into for the purposes of the Transaction contemplated herein; and

in respect of the Purchaser, means a "material contract" within the meaning of such term under NI 51-102.

"Material Fact" has the meaning ascribed thereto in the Securities Act;

"Misrepresentation" has the meaning set out in the Securities Act;

"MI 61-101" means Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions;

"NI 43-101" means National Instrument 43-101 - Standards of Disclosure for Mineral Projects;

"NI 51-102" means National Instrument 51-102 - Continuous Disclosure Obligations;

"NI 54-101" means National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer;

"NYSE Amex" means the NYSE Amex Equities Exchange;

"ordinary course of business", "ordinary course of business consistent with past practice", or any similar reference, means, with respect to an action taken by a person, that such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person;

"Parties" means Purchaser and Target and "Party" means any one of them;

"Person" means any individual, sole proprietorship, partnership, unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Entity, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative and, when the context requires it, means either Purchaser or Target;

"Plan of Arrangement" means the plan of arrangement as set forth in Schedule 1 to this Agreement as amended or supplemented from time to time;

"Purchaser" means Uranium Energy Corp., a company existing under the laws of the of the State of Nevada, U.S.A., together with, unless the context implies otherwise, all of the Purchaser Subsidiaries and Purchaser's Affiliates;

"Purchaser Balance Sheet" means the balance sheet of Purchaser as at July 31, 2011 and 2010, forming part of the Purchaser Financial Statements;

"Purchaser Benefit Plans" means the long term incentive plan, deferred share unit plan and share option plans of Purchaser;

"Purchaser Board" means the board of directors of Purchaser;

"Purchaser Disclosure Documents" means, collectively, all documents published or filed by Purchaser with the securities regulatory authorities in Canada since January 1, 2009;

"Purchaser Financial Statements" means the audited financial statements of Purchaser, which comprise the Purchaser Balance Sheet and the statements of operations, comprehensive loss and deficit and cash flows for the years then ended;

"Purchaser Material Properties" means the Palangana Mine, in Duval County, Texas and the Goliad Project in Goliad County, Texas as such properties are described in the Purchaser Public Documents;

"Purchaser Options" means stock options to purchase Purchaser Shares;

"Purchaser Shareholders" means holders of Purchaser Shares;

"Purchaser Shares" means the common shares with a par value of USD $0.001 per share in the capital of Purchaser;

"Purchaser Subsidiaries" means Subsidiaries of the Purchaser as set out in the Purchaser Disclosure Documents;

"Purchaser Warrants" means the warrants to purchase Purchaser Shares;

"Real Property" means all lands owned, purported to be owned, or leased by a Person and its Subsidiaries and all plants, buildings, structures, erections, improvements, appurtenances and fixtures (other than tenant's fixtures) situate on or forming part of such lands;

"Registrar" means the Registrar of Companies under the BCBCA;

"Regulatory Approval" means any approval, consent, waiver, permit, order or exemption from any Governmental Entity that is required or advisable to be obtained in order to permit the Arrangement to be effected;

"Release" has the meaning prescribed in any Environmental Law and includes, without limitation, any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, or placement;

"Resinco" means Resinco Capital Partners Inc.;

"SEC" means the United States Securities and Exchange Commission;

"Securities Act" means the Securities Act (British Columbia), as amended;

"Securities Laws" means, collectively, all applicable Canadian Securities Laws, U.S. Securities Laws, and any other applicable securities Laws;

"Securities Regulators" means the British Columbia Securities Commission, the securities regulatory authorities in each of the other Provinces of Canada and the SEC;

"SEDAR" means the System for Electronic Document Analysis and retrieval of the Canadian Securities Administrators;

"Statutory Plan" means a statutory benefit plan which Target or Purchaser are required to participate in or comply with, including the Canada Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation;

"Stock Exchanges" means the TSXV and the NYSE Amex;

"Subsidiary" means, with respect to a specified body corporate, any body corporate of which through share ownership or otherwise, the specified body corporate is entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and will include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a Subsidiary;

"Superior Proposal" means a bona fide written Acquisition Proposal made by a third party with whom Target and each of its officers and directors deals at arm's length to, directly or indirectly, acquire assets that individually or in the aggregate constitute more than 50% of the assets (on a consolidated basis) of Target or more than 50% of the common shares of Target, whether by way of merger, amalgamation, arrangement, share exchange, take-over bid, business combination, or otherwise, and that the Target Board determines in good faith after consultation with its financial advisors and outside legal counsel: (a) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (b) is fully financed or is reasonably capable of being fully financed; (c) is not subject to a due diligence condition, (d) is not subject, by virtue of law or the policies of any stock exchange, to the condition that the issue of shares by the acquiring party be approved by a vote of any of its securityholders, (e) that is offered or made to all shareholders in Canada and the United States of Target on the same terms; and (f) would in the opinion of the Target Board acting in good faith if consummated in accordance with its terms (without assuming away the risk of non-completion), result in a transaction more favourable to the shareholders of Target, from a financial point of view, than the terms of the Transaction;

"Target" means Cue Resources Ltd., a company existing under the laws of the Province of British Columbia, Canada and, where the context permits, a reference to the Target includes the Target Subsidiaries;

"Target Balance Sheet" means the consolidated balance sheet of Target as at April 30, 2011, 2010 and 2009, forming part of the Target Financial Statements;

"Target Benefit Plan" means all plans with respect to Target employees or former employees to which Target is a party to or bound by or to which Target has an obligation to contribute relating to retirement savings, pensions, bonuses, profit sharing, deferred compensation, incentive compensation, life or accident insurance, hospitalization, health, medical or dental treatment or expenses, disability, unemployment insurance benefits, employee loans, vacation pay, severance or termination pay or other benefit plan, other than a Statutory Plan;

"Target Board" means the board of directors of Target;

"Target Disclosure Documents" means, collectively, all documents published or filed by Target with the securities regulatory authorities in Canada since January 1, 2009 and available on SEDAR;

"Target Disclosure Letter" means the disclosure letter executed by Target and delivered to Purchaser before the execution of this Agreement;

"Target Financial Statements" means the consolidated annual financial statements of Target, which comprise the Target Balance Sheet and the consolidated statements of loss, comprehensive loss, and deficit, shareholders' equity, and cash flows for the years then ended.

"Target Meeting" means the special meeting of Target Shareholders to be held to consider the Arrangement Resolution, including any adjournment or adjournments thereof;

"Target Mineral Rights" shall have the meaning ascribed thereto in subsection (u)(i) of Schedule 2;

"Target Option" means an option that is outstanding immediately before the Effective Date, to acquire Target Shares pursuant to an option granted by Target;

"Target Permitted Encumbrances" means:

(a)     minor title defects or irregularities or servitudes, easements, restrictions, encroachments, covenants, rights of way and other similar rights or restrictions in real property or mineral property, or any interest therein, whether registered or unregistered, provided the same are not of such nature as to materially impair the operation or enjoyment of the Target Property or Target Mineral Rights;

(b)     undetermined or inchoate liens, charges and privileges (including mechanics', construction, carriers', workers', repairers', storers' or similar liens) which individually or in the aggregate are not material, arising or incurred in the ordinary course of business of Target;

(c)     statutory liens, adverse claims or Encumbrances of any nature whatsoever claimed or held by any Governmental Entity that have not at the time been filed or registered against the title to the Target Property or Target Mineral Rights or served upon Target pursuant to Law or that relate to obligations not due or delinquent save and except for statutory liens, adverse claims or Encumbrances related to Taxes which are due and payable;

(d)     the reservations, limitations and exceptions in any original grants from any Governmental Entity of any real property or mineral property or interest therein and statutory exceptions to title that do not materially detract from the value of the Target Property or Target Mineral Rights or materially impair the operation or enjoyment of the Target Property or Target Mineral Rights; and

(e)     the Encumbrances listed in Schedule (V)(ii) to the Target Disclosure Letter;

"Target Property" means the Yuty Property, as such property is disclosed by Target in their Management Discussion and Analysis filed December 20, 2011 for the quarter ending October 31, 2011;

"Target Securities" means, collectively, the Target Shares, the Target Options and the Target Warrants;

"Target Securityholders" means Target Shareholders, holders of Target Options and holders of Target Warrants;

"Target Shareholder Approval" has the meaning ascribed to such term in Section 2.4(d);

"Target Shareholders" means the holders of Target Shares;

"Target Shares" means the common shares without par value in the capital of Target;

"Target Subsidiaries" means, collectively, those subsidiaries of Target listed in Schedule (E) of the Target Disclosure Letter;

"Target Warrants" means the warrants to purchase Target Shares as described in Schedule (B) of the Target Disclosure Letter;

"Tax Act" means the Income Tax Act (Canada);

"Taxes" means all taxes, duties, levies, imposts and charges however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Entity, including all income or profits taxes (including federal income taxes and provincial and state income taxes), capital taxes, payroll and employee and other withholding taxes, employment insurance, social insurance taxes (including Canada and Quebec Pension Plan payments), sales and use taxes, ad valorem taxes, goods and services and harmonized sales taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, goods and services taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, pension assessment and other obligations of the same or of a similar nature to any of the foregoing;

"Tax Returns" includes, without limitation, all returns, reports, declarations, elections, notices, filings, information returns and statements in respect of Taxes;

"Termination Date" means March 31, 2012, or such later date as may be mutually agreed to in writing by the Parties;

"Termination Fee" has the meaning ascribed thereto in Section 9.4;

"Transaction" means collectively, the transactions contemplated herein and in the Plan of Arrangement as such may be amended from time to time;

"Transaction Documents" means collectively, this Agreement, the Target Disclosure Letter, the Plan of Arrangement and any Schedules attached hereto and thereto and the Voting Agreements;

"Transmittal Letter" means the letter of transmittal to be sent by Target to holders of Target Shares for use in connection with the Arrangement;

"TSXV" means the TSX Venture Exchange;

"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

"U.S. Securities Act" means the United States Securities Act of 1933, as amended;

"U.S. Securities Laws" means the "blue sky" or securities law of any state or territory of the United States or the District of Columbia, together with the U.S. Exchange Act and the U.S. Securities Act, and the rules and regulations of the SEC thereunder;

"U.S. Tax Code" means the United States Internal Revenue Code of 1986, as amended;

"Voting Agreements" means the voting agreements (including all amendments thereto) between Purchaser and the Locked-up Shareholders;

"Yuty Project" means Target's Yuty Uranium project located in Paraguay; and

"Yuty Project Concessions" means the 4 mineral concessions relating to the Yuty Project, covering approximately 230,992 hectares;

Interpretation

1.2     In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)     the division of this Agreement and the Plan of Arrangement into Articles and Sections and the further division thereof and the insertion of headings and a table of contents are for convenience of reference only and will not affect the construction or interpretation of this Agreement or the Arrangement. Unless otherwise indicated, any reference in this Agreement and the Plan of Arrangement to an Article, Section or the symbol Section , or Schedule refers to the specified Article or Section of or Schedule to this Agreement;

(b)     the terms "Arrangement Agreement", "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto and, unless otherwise indicated, a reference herein to a section is to the appropriate section of this Agreement;

(c)     words importing the singular number only will include the plural and vice versa, words importing the use of any gender will include all genders and words importing persons will include firms and corporations and vice versa;

(d)     if any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day;

(e)     the word "including" means "including, without limiting the generality of the foregoing"; and

(f)     a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder.

Entire Agreement

1.3     The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between Purchaser and Target pertaining to the subject matter of this Agreement and supersede all prior arrangements, understandings, negotiations and discussions, whether oral or written, among them with respect to the subject matter hereof including the Letter of Intent.

Currency

1.4     All references to cash or currency in this Agreement are to Canadian dollars unless otherwise indicated.

Time

1.5     Unless otherwise indicated, all times expressed herein are local time, Vancouver, British Columbia, Canada.

Schedules

1.6     The following Schedules are attached hereto and form part of this Agreement:

Schedule               Description

Schedule 1     -     Plan of Arrangement;

Schedule 2     -     Representations and Warranties of Target;

Schedule 3     -     Representations and Warranties of Purchaser;

Schedule 4     -     Locked-up Shareholders; and

Schedule 5     -     Arrangement Resolution.

Knowledge

1.7     Any reference to the knowledge of Target will mean to the best of the knowledge, information and belief of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of Target, after due inquiry within Target. Any reference to the knowledge of Purchaser will mean to the best of the knowledge, information and belief of the Chief Executive Officer and the Chief Financial Officer of Purchaser, after due inquiry within Purchaser and Purchaser Subsidiaries.

Accounting Principles

1.8     All references to generally accepted accounting principles, unless otherwise stated, are to the principles recommended, from time to time, in the Handbook of the Canadian Institute of Chartered Accountants and all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with Canadian generally accepted accounting principles.

Invalidity of Provisions

1.9     Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of other provision thereof.

ARTICLE 2
THE ARRANGEMENT

Arrangement

2.1     Purchaser and Target agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement, without limitation to the foregoing, at the Effective Time the Plan of Arrangement shall become effective with the result that among other things, Purchaser will become the holder of all the outstanding Target Shares.

Implementation Steps by Target

2.2     Target covenants in favour of Purchaser that Target will act expeditiously and in good faith to:

(a)     apply to the Court, as soon as reasonably practicable, in a manner acceptable to Purchaser, acting reasonably, under Part 9, Division 5 of the BCBCA for the Interim Order, which application will clearly state Target's and Purchaser's intention to rely on exemption from registration requirements of the U.S. Securities Act provided by section 3(a)(10) of the U.S. Securities Act to implement the Transaction, and thereafter proceed with and diligently pursue the Interim Order;

(b)     lawfully convene and hold the Target Meeting as soon as reasonable practicable after the receipt of the Interim Order, and in any event no later than March 26, 2012, for the purpose of approving the Arrangement Resolution, provided that Purchaser has satisfied its obligations under Section 2.10(b). Except as otherwise provided in this Agreement, Target will not adjourn or otherwise change the timing of the Target Meeting without the prior written consent of Purchaser, such consent not to be unreasonably withheld;

(c)     subject to obtaining such shareholder approval as is required by the Interim Order, apply to the Court under Part 9, Division 5 of the BCBCA, as soon as reasonably practicable after the Target Meeting, for the Final Order approving the Arrangement, and thereafter proceed with and diligently pursue, the obtaining of the Final Order;

(d)     subject to obtaining the Final Order, as soon as reasonably practicable thereafter, but subject to the satisfaction or waiver of the other conditions herein contained in favour of each party, deliver to the Registrar any Arrangement Filings and take all other steps or actions as may be required in connection with the Transaction to give effect to the Arrangement;

(e)     instruct counsel acting for it to bring the applications referred to in Section 2.2(a) and Section 2.2(c) in cooperation with counsel to Purchaser. Target shall not file any material with the Court in connection with the Arrangement or serve any such material, and shall not agree to modify or amend materials so filed or served except as expressly permitted hereby or with Purchaser's prior written consent, acting reasonably; and

(f)     permit Purchaser and its counsel to review and comment upon drafts of all materials to be filed by Target with the Court in connection with the Transaction and provide counsel to Purchaser on a timely basis with copies of any notice of appearance and evidence served on Target or its counsel in respect of the application for the Final Order or any appeal therefrom and of any notice (written or oral) received by Target indicating any intention to oppose the granting of the Final Order or to appeal the Final Order.

Target Information Circular and Related Materials

2.3     With the assistance of Purchaser, Target will use commercially reasonable efforts to expeditiously prepare the Circular, together with any other documents required by applicable Canadian Securities Laws or other applicable Laws in connection with the Arrangement, and Target will use commercially reasonable efforts to cause the Circular and other documentation required in connection with the Target Meeting to be sent to each Target Shareholder and filed as required by the Interim Order or applicable Laws as soon as reasonably practicable. In any event, Target will use commercially reasonable efforts to prepare all materials necessary for filing the application for the Interim Order with the Court within 35 days after the date of execution of this Agreement, except to the extent any delay beyond such period is due to Purchaser's failure to comply on a timely basis with its obligations under Section 2.10(b) in respect of the Circular; provided that the Circular and other documentation will not be sent to the Target Shareholders except with the prior written consent of Purchaser (such consent not to be unreasonably withheld).

Interim Order

2.4     The notice of motion for the application referred to in Section 2.2(a) will request that the Interim Order provide:

(a)     that Target Shareholders will be the only class of Persons to whom notice is to be provided in respect of the Arrangement and the Target Meeting and for the manner in which such notice is to be provided;

(b)     that the Target Meeting may be adjourned from time to time by management of Target without the need for additional approval of the Court;

(c)     that the record date for Target Shareholders entitled to notice of and to vote at, the Target Meeting will not change in respect of adjournments of the Target Meeting;

(d)     that the requisite approval for the Arrangement Resolution will be two-thirds of the votes cast on the Arrangement Resolution by Target Shareholders (voting together as a single class) present in person or represented by proxy at the Target Meeting and entitled to vote thereat, together with, if required by MI 61-101, minority approval in accordance with MI 61-101 (together, the "Target Shareholder Approval");

(e)     that, in all other respects, the terms, restrictions and conditions of the notice of articles and articles of Target, including quorum requirements and all other matters, will apply in respect of the Target Meeting;

(f)     for the grant of the dissent rights referred to in Section 2.11; and

(g)     for the notice requirements with respect to the presentation of the application for the Final Order.

Final Order

2.5     Following approval of the Target Resolution at the Target Meeting, Target will forthwith apply to the Court for the Final Order, on terms satisfactory to each of the Parties. All notices of motion and related materials referred to in Section 2.2 shall be in a form satisfactory to Purchaser and Target acting reasonably.

Payment of Consideration

2.6     Purchaser will, following receipt of the Final Order and before the Effective Date, ensure that the Depositary has been provided with sufficient Purchaser Shares in escrow to pay the aggregate Consideration.

Arrangement Filings

2.7     If necessary to give effect to the Arrangement, Target will make the Arrangement Filings.

Effective Date

2.8     From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the BCBCA. The closing of the transactions contemplated hereby will take place at the offices of McMillan LLP in Vancouver, or at such other location as may be agreed upon by the Parties.

Securities and Corporate Compliance

2.9     Target will (with the assistance of Purchaser and Purchaser's counsel) diligently do all such acts and things as may be necessary to comply, in all material respects, with NI 54-101 in relation to the Target Meeting.

Preparation of Filings
2.10	(a) Purchaser and Target will cooperate in:

(i)     the preparation of the applications for the Interim Order and Final Order and the preparation of any other documents reasonably considered by Purchaser or Target to be necessary to discharge their respective obligations under applicable Laws in connection with the Transaction; and

(ii)     the taking of all such action as may be required under applicable Laws in connection with the Transaction.

(b)     Each of Purchaser and Target will furnish to the other all such information concerning it, its Affiliates and its shareholders as may be required to effect the actions described in Section 2.3 and Section 2.9 and the foregoing provisions of this Section 2.10, and each covenants that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the Transaction, will contain any untrue statement of a Material Fact or omit to state a Material Fact required to be stated or which is necessary in order to make any information so furnished not misleading in the light of the circumstances in which it is furnished or to be used.

(c)     Purchaser and Target will each promptly notify the other if at any time before the Effective Time it becomes aware that the Circular or an application for an order described in Section 2.2 or Section 2.4 or any application filed with a Governmental Entity, contains any untrue statement of a Material Fact or omits to state a Material Fact required to be stated therein or which is necessary to make the statements contained therein not misleading in light of the circumstances in which they were made, or that otherwise requires an amendment or supplement to the Circular or such application. In any such event, Purchaser and Target will cooperate in the preparation of a supplement or amendment to the Circular or such other application, as required and as the case may be, and, if required, will cause the same to be distributed to the Target Shareholders and/or filed with the applicable Governmental Entities.

(d)     Target will ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a Material Fact or omit to state a Material Fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they were made (other than with respect to any information relating to and provided by Purchaser to Target in writing). Without limiting the generality of the foregoing, Target will ensure that the Circular provides Target Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Target Meeting and to allow Purchaser to rely upon the exemption from registration provided under section 3(a)(10) of the U.S. Securities Act with respect to the issuance of Purchaser Shares in exchange for Target Shares pursuant to the Transaction.

Dissenting Shares

2.11     Target Shareholders may exercise rights of dissent with respect to their Target Shares in connection with the Arrangement pursuant to and in the manner set forth in the Plan of Arrangement. Target will give Purchaser prompt notice of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to such rights of dissent and received by Target.

Purchaser Approvals

2.12     Purchaser represents as of the date hereof that its Board of Directors, after considering the Transaction, has determined:

(a)     to authorize Purchaser to consummate the Transaction on the terms set forth herein and in the Plan of Arrangement; and

(b)     to authorize Purchaser to execute and deliver this Agreement.

Target Approvals

2.13     Target represents as of the date hereof that its Board of Directors has unanimously:

(a)     determined that the Transaction is fair to the Target Shareholders as a whole and is in the best interests of Target;

(b)     resolved to recommend that the Target Shareholders vote in favour of the Arrangement Resolution;

(c)     resolved to authorize Target to consummate the Transaction on the terms set forth herein and in the Plan of Arrangement;

(d)     resolved to authorize Target to execute and deliver this Agreement; and

(e)     approved obtaining an opinion from the Financial Advisor prior to the mailing of the Circular and other documentation required in connection with the Target Meeting that the consideration payable under the Arrangement by Purchaser for the Target Shares is fair from a financial point of view to the Target Shareholders, subject to the assumptions and limitations described in such opinion.

No Fractional Shares

2.14     Purchaser will not be required to issue or deliver fractions of Purchaser Shares or to distribute share certificates which evidence fractional Purchaser Shares.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Target

3.1     Target hereby represents and warrants to Purchaser as set forth in Schedule 2, such representations and warranties being subject to the Transaction. For purposes of the representations and warranties of Target, Purchaser is deemed to have knowledge of all information contained in the Target Disclosure Documents as were publicly available through SEDAR as at January 19, 2012.

Representations and Warranties of Purchaser

3.2     Purchaser hereby represents and warrants to Target as set forth in Schedule 3, such representations and warranties being subject to the Transaction. For purposes of the representations and warranties of Purchaser, Target is deemed to have knowledge of all information contained in the Purchaser Disclosure Documents as were publicly available through SEDAR as at January 19, 2012.

ARTICLE 4
ADDITIONAL AGREEMENTS

Non-Waiver

4.1     No investigations made by or on behalf of any of Purchaser or Target at any time, will have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by any of them in or pursuant to this Agreement. No waiver of any condition or other provision in whole or in part, will constitute a waiver of any other condition or provision (whether or not similar) nor will such waiver constitute a continuing waiver unless otherwise expressly provided. No waiver by Purchaser or Target will be effective unless it is in writing.

Nature and Survival

4.2     All representations and warranties contained in this Agreement on the part of each of Purchaser and Target will terminate on the Effective Date provided, however, that, subject to Section 9.4, neither Purchaser or Target will be released or relieved from any liability arising from the breach by it of any of its covenants, representations or warranties set forth in this Agreement.

Insurance and Indemnification

4.3     Target hereby agrees to use commercially reasonable efforts to secure directors' and officers' liability insurance for the current and former directors and officers of Target on a three year "trailing" (or "run-off") basis provided that such trailing policy is available at a reasonable cost. If a trailing policy is not available at a reasonable cost, Purchaser will use commercially reasonable efforts to, or cause Target to, maintain in effect without any reduction in scope or coverage for three years from the Effective Date customary policies of directors' and officers' liability insurance providing protection no less favourable to the protection provided by the policies maintained by Target which are in effect immediately before the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or before the Effective Date, provided that they are available at a reasonable cost.

Purchaser agrees that it will cause Target to honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Target to the extent that they are disclosed in Schedule (O) of the Target Disclosure Letter, and acknowledges that such rights, to the extent that they are disclosed in Schedule (O) of the Target Disclosure Letter, will survive the completion of the Plan of Arrangement and will continue in full force and effect for a period of not less than six years from the Effective Date.

The provisions of this Section 4.3 are intended for the benefit of, and will be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, Target hereby confirms that it is acting as agent and trustee on their behalf.

ARTICLE 5
COVENANTS

Consultation With Respect to News Releases

5.1     Prior to the Effective Time, Target will consult with Purchaser prior to issuing any press release or otherwise making public statements. In addition, Target will consult with Purchaser prior to making any filing with any Governmental Entity with respect to the Transaction. Target will use all commercially reasonable efforts to enable Purchaser to review and comment on all such press releases before the release thereof and will enable Purchaser, to review and comment on such filings before the filing thereof, provided that the obligations herein will not prevent any party from making such disclosure as its counsel advises is required by applicable laws or the rules and policies of the reporting jurisdictions of the party, or such disclosure that is made in the ordinary course of business consistent with past practice. Target agrees not to make any public statement that is inconsistent with any such press release or this Agreement. Purchaser will take commercially reasonable efforts to provide Target in advance with a copy of any press releases with respect to the Transaction.

Target's Covenants

5.2     Target covenants and agrees, except as contemplated in this Agreement or the Plan of Arrangement, that from the date hereof until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier:

(a)     it will continue to carry on the business and affairs of Target in the usual and normal course, take all action and make all expenditures necessary to maintain all of the properties and assets owned and controlled by Target in good standing and it will not, without prior consultation with and the consent of Purchaser, such consent not to be unreasonably withheld, enter into new commitments of a capital expenditure nature or incur any new contingent liabilities, indebtedness or guarantee any new indebtedness other than expenditures permitted under the Loan Agreement;

(b)     it will not, except as provided for in this Agreement or as disclosed in the Target Disclosure Letter, without prior consultation with and the consent of Purchaser, directly or indirectly do, agree to do, or permit to occur any of the following: (i) amend its constating documents; (ii) declare, set aside or pay any dividend or other distribution or payment in respect of any of the Target Shares; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any Target Securities (other than Target Shares issuable upon the exercise of currently outstanding Target Options or Target Warrants); (iv) redeem, purchase or otherwise acquire any of the outstanding Target Securities; (v) split, combine or reclassify any of the Target Shares; (vi) adopt resolutions or enter into any agreement providing for the amalgamation, merger, consolidation, reorganization, liquidation, dissolution or any other extraordinary transaction or adopt any plan of liquidation; (vii) reduce its stated capital; (viii) sell or otherwise dispose or encumber of any of the assets of Target outside the ordinary course of business that individually or in the aggregate are material to Target; (ix) amend, alter, enter into or terminate any employment or consulting agreement or alter the pay, benefits or other terms and conditions of employment or service of any employees or consultants other than with non-executive employees in the ordinary course; (x) make or commit to make any severance payments or termination payments to any person including, without limitation, consultants, directors, officers, employees or agents of Target; or (xi) enter into or amend any agreements, arrangements or transactions with any related party;

(c)     it will fully cooperate and consult through a weekly meeting with Purchaser to allow Purchaser to monitor, and provide input with respect to all activities relating to the exploration, permitting, development and maintenance of all of the properties and assets owned and controlled by Target (and any disclosure of new technical information), including without limitation those items dealt with in the budget of expenditures referred to in Section 5.2(a);

(d)     subject to the terms of the Letter of Intent and the Confidentiality Agreement and applicable laws, it will permit Purchaser's officers, directors, employees, consultants and advisors, at all reasonable times, access to the properties owned, controlled or operated by Target and to the books, records, reports, Target's data, periodic site reports and all other information relevant to the business, properties and affairs of Target, including drill core and other samples and all reports, correspondence and other information provided by all of Target's consultants. In addition, Target will, in all material respects, conduct itself so as to keep Purchaser fully informed as to the material decisions or actions required to be made or undertaken with respect to the operation of its business, provided that such disclosure is not otherwise prohibited by operation of applicable Laws or by reason of a confidentiality obligation owed to a third party for which a waiver could not be obtained.

(e)     subject to Section 5.7 and Section 5.8, it will publicly support the Transaction and recommend to the Target Shareholders that they vote in favour of the Arrangement at the Target Meeting;

(f)     notwithstanding the terms of the Confidentiality Agreement, it will permit Purchaser' officers, directors, employees, consultants and advisors to solicit acceptance of the Arrangement from the Target Shareholders in accordance with applicable Law;

(g)     Target shall use commercially reasonable efforts to cause its respective current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re- insurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(h)     Target shall not enter into, renew or modify in any material respect any Material Contract, agreement, lease, commitment or arrangement to which Target is a party or by which either of them is bound, except insofar as may be necessary to permit or provide for the completion of the Arrangement or with the prior consent of Purchaser which consent shall not be arbitrarily or unreasonably withheld or delayed;

(i)     Target shall use its commercially reasonable efforts to conduct its affairs so that all of the representations and warranties of Target contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date; and

(j)     Target shall continue to provide access to the Purchaser and its advisors for the purposes of conducting the Purchaser's due diligence investigations;

5.3     Target covenants and agrees with Purchaser that:

(a)     it will use its commercially reasonable efforts to satisfy all of the conditions precedent to the completion of the Transaction and to use its commercially reasonable efforts to apply for and obtain, and will cooperate with Purchaser in applying for and obtaining, the consents, orders and approvals necessary for Target and Purchaser, respectively, to complete the Transaction;

(b)     subject to obtaining any required consents and except as prohibited by Law, it will promptly provide Purchaser with any information in the possession or control of, and relating to, Target and in addition, subject to any confidentiality obligations, will provide any information specifically requested by Purchaser or its counsel so that Purchaser may complete its due diligence investigations of Target; and

(c)     it will (i) take all commercially reasonable action to lawfully solicit proxies in favour of the Arrangement Resolution, (ii) if requested by Purchaser, engage a Person to solicit proxies for the Target Meeting, and (iii) not make a Change in Recommendation except in accordance with Section 5.7 and Section 5.8.

Pre-Acquisition Reorganization
5.4

(a)     Target will, before the Effective Date, take such actions to reorganize the ownership structure of its assets as Purchaser may reasonably request; provided that, and notwithstanding any other provision in this Agreement:

(i)     any element of such pre-acquisition reorganization will not materially delay, impair or prevent the completion of the Arrangement;

(ii)     all elements of the pre-acquisition reorganization will be effective as close, as is reasonably practical, to the Effective Date;

(iii)     all elements of the pre-acquisition reorganization will be contingent upon Purchaser confirming that it is prepared to proceed immediately with the Arrangement;

(iv)     Target will not be required to take any action that could result in a material amount of additional Taxes being imposed on Target or the Target Securityholders, or any other material adverse Tax or other consequences to Target or the Target Securityholders, incrementally greater than the Taxes or other consequences to such party in connection with the consummation of this Agreement in the absence of action being taken pursuant to this Section 5.4(a);

(v)     any pre-acquisition reorganization will not unreasonably interfere in the ongoing operations of Target;

(vi)     any pre-acquisition reorganization will not require Target to contravene any Law, its respective organizational documents, or any contract of Target;

(vii)     Purchaser fully indemnifies Target, in form and substance satisfactory to Target (acting reasonably), for any expense, damage, loss or other disadvantage for so doing; and

(viii)     in the opinion of Target (acting reasonably), such pre-acquisition reorganization does not prejudice or adversely affect Target Securityholders. Purchaser will provide Target with 10 Business Days notice, and a description of, the pre-acquisition reorganization, with it being understood in all cases that (A) any action taken by Target in good faith pursuant to any request to effect a pre-acquisition reorganization will be deemed not to constitute a breach of any representation, warranty or covenant under this Agreement or any other agreement to which Target and Purchaser are parties, (B) any expenses incurred by Target in preparing and carrying out any pre-acquisition reorganization will be borne by Purchaser, and (C) if, at the request of Purchaser, Target effects any pre-acquisition reorganization and the Arrangement is not consummated, Purchaser will be responsible for any structuring and unwinding costs (including any Tax costs) reasonably incurred in connection with any proposed or completed pre-acquisition reorganization.

(b)     Target will co-operate with Purchaser to confirm and provide support for all non-capital loss, net capital loss, adjusted cost base and other tax attributes of Target and its assets that may be necessary in connection with the pre-acquisition reorganization, the Arrangement or otherwise, and Target will co-operate with Purchaser to determine the nature of any pre-acquisition reorganizations that might be undertaken and the manner in which they may most effectively be undertaken.

(c)     Target will not knowingly take any action or enter into any transaction, other than a transaction contemplated by this Agreement or a transaction undertaken in the ordinary course of business consistent with past practice, that could reasonably be expected to have the effect of reducing or eliminating the amount of the tax cost "bump" pursuant to paragraphs 88(1)(c) and (d) of the Tax Act otherwise available to Purchaser and its successors and assigns in respect of the non-depreciable capital properties owned by Target as of the date of this Agreement or acquired by such entities subsequent to the date of this Agreement in accordance with the terms of this Agreement, without first consulting with Purchaser on same. Target will use it reasonable efforts to address the reasonable concerns of Purchaser in regards to such provisions before entering into such transaction.

Covenants of Purchaser

5.5     Purchaser covenants and agrees with Target that:

(a)     subject to obtaining any required consents and except as prohibited by Law, and subject to Target entering into a confidentiality agreement in favour of Purchaser on terms satisfactory to Purchaser, acting reasonably, it will promptly provide Target with any information in the possession or control of Purchaser and relating to Purchaser that is relevant to Target's due diligence investigations of Purchaser and in addition, subject to any confidentiality obligations, will provide any information specifically requested by Target or its counsel so that Target may complete its due diligence investigations of Purchaser;

(b)     it will loan, concurrently with the execution of this Agreement, the Loan Amount to Target on the terms set out in the Loan Agreement with the proceeds to be used as agreed to between the Purchaser and the Target pursuant to the Loan Agreement;

(c)     it will use commercially reasonable efforts (i) to cause the Purchaser Shares to be issued to Target Shareholders pursuant to the terms of the Arrangement to be listed and posted for trading on the NYSE Amex and (ii) to cause the Purchaser Shares which the holders of Target Options and Target Warrants are entitled to receive on exercise of Target Options and Target Warrants, respectively, to be listed and posted for trading on the NYSE Amex;

(d)     the Purchaser will honour the Target Options and Target Warrants outstanding on the Effective Date which will continue in effect on the same terms and conditions (subject to the adjustments required after giving effect to the Arrangement including, without limitation, that such Target Options and Target Warrants will be exercisable for Purchaser Shares). Purchaser will take all corporate action necessary to reserve for issuance a sufficient number of Purchaser Shares for delivery upon the exercise of the Target Options and Target Warrants to be honoured in accordance with this Section 5.5(d);

(e)     it will not, prior to the Effective Date, except as provided for in this Agreement, without prior consultation with and the consent of Target, directly or indirectly do, agree to do, or permit to occur any of the following: (i) amend its constating documents in a manner that affects the Target Shareholders differently than the existing shareholders of Purchaser; (ii) declare, set aside or pay any dividend or other distribution or payment in respect of any of the Purchaser Shares; (iii) split, combine or reclassify any of the Purchaser Shares; or (iv) reduce its stated capital; and

(f)     following the Effective Date, Purchaser will cause Target to make the election provided for in subsection 110(1.1) of the Tax Act in respect of the Target Options, if available under the Tax Act.

Mutual Covenants

5.6     Each of Target and Purchaser covenants and agrees that, except as contemplated in the Transaction Documents, from the date hereof until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier:

(a)     it will:

(i)     use its reasonable commercial efforts to preserve intact in all material respect its business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, unions, agents, distributors, customers and others having business relationships with it;

(ii)     not take any action that would interfere with or be inconsistent with the completion of the Transaction or which would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time before the Effective Date; and

(iii)     promptly notify the other Person of any Material Adverse Effect, or any change which could reasonably be expected to result in a Material Adverse Effect, in respect of its business or properties, and of any Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(b)     it will use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to the obligations of Purchaser and Target set forth in Article 7 to the extent that such is within its control and to take, or cause to be taken, all other reasonable action and to do, or cause to be done, all other things reasonably necessary, proper or advisable under all applicable Laws to complete the Transaction, including using all of its commercially reasonable efforts to:

(i)     obtain or co-operate in obtaining all necessary waivers, consents and approvals required to be obtained to consummate the Transaction;

(ii)     effect or co-operate in effecting all necessary registrations and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Transaction and participate and appear in any required proceedings before Governmental Entities in connection therewith;

(iii)     oppose, lift or rescind or co-operate in opposing, lifting or rescinding any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of Purchaser or Target to consummate, the Transaction;

(iv)     fulfill all conditions and satisfy all provisions of the Transaction Documents on its part, including, where applicable, delivery of the certificates of its officers contemplated by Section 7.2(a) in the case of Target and Section 7.3(a) in the case of Purchaser; and

(v)     otherwise cooperate with the other in connection with the performance by it of its obligations under the Transaction Documents;

(c)     subject in the case of Target to those actions it is permitted to do in compliance with Section 5.7 and Section 5.8, it will not take any action or refrain from taking any action, which would reasonably be expected to significantly impede or delay the consummation of the Transaction;

(d)    it will vigorously defend or cause to be defended any Claim or other legal proceedings brought against it challenging the Transaction; and

(e)     it will use commercially reasonable efforts to carry out all actions necessary to ensure the availability of the exemption from the registration requirements of the U.S. Securities Act provided by section 3(a)(10) thereunder.

Target's Covenants Regarding Non-Solicitation
5.7

(a)     Target shall, and shall direct and cause its officers, directors, employees, representatives, advisors and agents to immediately cease and cause to be terminated any solicitation, encouragement, activity, discussion or negotiation with any parties that may be ongoing with respect to an Acquisition Proposal whether or not initiated by Target.

(b)     Subject to Section 5.8 or unless permitted pursuant to Section 5.7, Target agrees that it will not, and will not authorize or permit any of its officers, directors, employees, representatives, advisors or agents, directly or indirectly, to:

(i)     make, solicit, initiate, entertain, encourage, promote or facilitate, including by way of permitting any visit to its facilities or properties or entering into any form of agreement, arrangement or understanding, any inquiries or the making of any proposals regarding an Acquisition Proposal or that may be reasonably be expected to lead to an Acquisition Proposal;

(ii)     participate, directly or indirectly, in any discussions or negotiations regarding, or furnish to any person any information or otherwise co operate with, respond to, assist or participate in any Acquisition Proposal or potential Acquisition Proposal;

(iii)     remain neutral with respect to, or agree to, approve or recommend any Acquisition Proposal or potential Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until 10 Business Days following formal announcement of such Acquisition Proposal will not be considered to be a violation of this paragraph (b)(iii));

(iv)     withdraw, modify, qualify or change in a manner adverse to Purchaser, or publicly propose to or publicly state that it intends to withdraw, modify, qualify or change in a manner adverse to Purchaser the approval, recommendation or declaration of advisability of the Target Board of the Transaction (a "Change in Recommendation") (it being understood that failing to affirm the approval or recommendation of the Target Board of the Transaction within two Business Days after an Acquisition Proposal relating to such Party has been publicly announced and, in circumstances where no Acquisition Proposal has been made, within 10 Business Days of being requested to do so by Purchaser, will be considered an adverse modification);

(v)     enter into any agreement, arrangement or understanding related to any Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the Transaction or providing for the payment of any break, termination or other fees or expenses to any person in the event that the Transaction is completed or any other transaction agreed to before any termination of this Agreement; or

(vi)     make any public announcement or take any other action inconsistent with the recommendation of the Target Board to approve the Transaction.

Notwithstanding the foregoing and any other provisions of this Agreement, the Target Board may consider, participate in any discussions or negotiations with and provide information to, any person who has delivered a written Acquisition Proposal which was not solicited or encouraged by Target after the date of this Agreement and did not otherwise result from a breach of this Section 5.7 by Target and that the Target Board determines in good faith constitutes a Superior Proposal provided, however, that if Target provides confidential non-public information to such person, Target obtains a confidentiality and standstill agreement from the person making such Acquisition Proposal that is substantively the same as the Letter of Intent and the Confidentiality Agreement, and otherwise on terms no more favourable to such person than such Letter of Intent and Confidentiality Agreement, including a standstill provision at least as stringent as contained in such Letter of Intent and Confidentiality Agreement; provided, however, that it will not preclude such person from making a Superior Proposal, and provided that Target sends a copy of any such confidentiality agreement to Purchaser promptly upon its execution and Purchaser is provided with a list of the information provided to such person and is immediately provided with access to similar information to which such person was provided.

(c)     Target will, and will cause the officers, directors, employees, consultants, representatives and agents of Target and the Target Subsidiaries to, immediately terminate and cease any discussions or negotiations with any parties (other than Purchaser) with respect to any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal. Target will: (i) discontinue or not allow access to any of its confidential information to any third party; and (ii) immediately request the return or destruction of all information provided to any third party that has entered into a confidentiality agreement with Target relating to a potential Acquisition Proposal to the extent that such information has not previously been returned or destroyed, and will use all commercially reasonable efforts to ensure that such requests are honoured. Target agrees not to: (iii) release any third party from any confidentiality agreement relating to a potential Acquisition Proposal to which such third party is a party except to allow a Person to propose an Acquisition Proposal to the Target Board; (iv) release any third party from any non-solicitation or standstill agreement or provision to which such third party is a party. Target also agrees not to amend, modify or waive any such confidentiality, non-solicitation or standstill agreement or provision and undertakes to enforce, or cause the Target Subsidiaries to enforce such agreements and provisions.

(d)     From and after the date of this Agreement, Target will promptly (and in any event within 24 hours) notify Purchaser, at first orally and then in writing, of any proposals, offers or written inquiries relating to or constituting an Acquisition Proposal, or any request for non-public information relating to Target. Such notice will include a description of the terms and conditions of any proposal, inquiry or offer, the identity of the person making such proposal, inquiry or offer and provide such other details of the proposal, inquiry or offer as Purchaser may reasonably request. Target will keep Purchaser fully informed on a prompt basis of the status, including any change to the material terms, of any such inquiry, proposal or offer.

Right to Accept a Superior Proposal
5.8

(a)     If Target has complied with Section 5.7 with respect thereto, Target may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal which the Target Board has determined to be a Superior Proposal (other than a confidentiality agreement, the execution of which will not be subject to the conditions of this Section 5.8) received before the date of approval of the Transaction by its shareholders and terminate this Agreement if, and only if:

(i)     Target has provided Purchaser with a copy of the Superior Proposal document;

(ii)     Target has provided Purchaser with the information regarding such Superior Proposal required under Section 5.7(d);

(iii)     the Target Board has determined in good faith after consultation with outside legal counsel and its financial advisors that it is necessary in order for the Board of Directors to discharge properly its fiduciary duties to withdraw or modify its approval or recommendation of this Agreement and to approve or recommend such Superior Proposal;

(iv)     five Business Days will have elapsed from the later of the date Purchaser received written notice (a "Superior Proposal Notice") advising Purchaser that the Target Board has resolved to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal subject only to this Section 5.8, and the date Purchaser received a copy of such Superior Proposal document. In the event that Target provides Purchaser with a Superior Proposal Notice on a date that is less than seven Business Days before the Target Meeting of shareholders, Target shall, at the request of Purchaser, adjourn such meeting to a date that is not less than five Business Days and not more than 15 days after the date of the Superior Proposal Notice. Unless otherwise ordered by a court, Target will continue to take all reasonable steps necessary to hold the Target Meeting and to cause the Transaction to be voted on at such meeting; and

(v)     Target has previously or concurrently paid to Purchase the Termination Fee, Target acknowledging and agreeing that payment of the Termination Fee under Section 9.4 is a condition to valid termination of this Agreement under Section 9.1(f) and this Section 5.8(a).

(b)     During the five Business Day period referred to in Section 5.8(a)(iv), Target agrees that Purchaser will have the right, but not the obligation, to offer in writing to amend the terms of this Agreement, which offer must be received by Target before 5:00 p.m. (Vancouver time) on the fifth Business Day of such period in order for such offer to comply with the requirements of this Section 5.8(b). The Target Board will review any written proposal by Purchaser to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether the amended proposal would, upon acceptance by Target, be at least equivalent to the Superior Proposal. If the Target Board so determines, it will enter into an amended agreement with Purchaser reflecting the amended proposal. If the Target Board does not so determine, Target may accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal, subject to compliance with Section 9.4 hereof.

(c)      Each Party also acknowledges and agrees that each successive material modification of any Acquisition Proposal will constitute a new Acquisition Proposal for the purposes of the requirement under clause (iv) of Section 5.8(a) and will initiate an additional five Business Day notice period.

ARTICLE 6
REMEDIES

Availability of Equitable Remedies

6.1    Each of Purchaser and Target acknowledges that the other will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of its covenants and agreements contained in this Agreement. In addition to any other remedies that may be available to each of Purchaser and Target upon the breach by the other of its covenants and agreements hereunder, each of Purchaser and Target will have the right to seek injunctive relief to restrain any breach or threatened breach of those covenants or agreements or obtain specific performance of any of those covenants or agreements.

ARTICLE 7
CONDITIONS

Mutual Conditions

7.1     The obligations of the Parties to complete the transactions contemplated hereby are subject to fulfilment of the following conditions on or before the Termination Date or such earlier time as is specified below:

(a)     the Interim Order will have been granted in form and substance satisfactory to Target and Purchaser, acting reasonably, and will not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise;

(b)     the Arrangement Resolution will have been passed at the Target Meeting in accordance with the Interim Order;

(c)     the Final Order will have been granted in form and substance satisfactory to Target and Purchaser, acting reasonably, and will not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise;

(d)     the Effective Date will occur before the Termination Date;

(e)     there will be no action taken under any Laws or by any Governmental Entity, that:

(i)     makes it illegal or, directly or indirectly, restrains, enjoins or prohibits the Transaction or any other transactions or agreements contemplated herein, or

(ii)     results in a judgment or assessment of damages, directly or indirectly, relating to the transactions or agreements contemplated in the Transaction Documents which would have a Material Adverse Effect on Purchaser taking into account the Transaction;

(f)     all required material consents, waivers, permits, orders and approvals of any Governmental Entity or other Persons and the Stock Exchanges and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Transaction, will have been obtained or received on terms that will not have a Material Adverse Effect on Purchaser taking into effect the Transaction, and reasonably satisfactory evidence thereof will have been delivered to each Person;

(g)     the distribution of the Purchaser Shares in Canada pursuant to the Arrangement, and the distribution of the Purchaser Shares upon exercise of the Target Options and Target Warrants are exempt from, or otherwise not subject to, prospectus requirements of applicable Securities Laws and, except with respect to persons deemed to be "control persons" or the equivalent under applicable Securities Laws, the Purchaser Shares to be distributed in Canada pursuant to the Arrangement and pursuant to the exercise of the Target Warrants are not subject to any resale restrictions under applicable Securities Laws;

(h)     the distribution of the Purchaser Shares in the United States in exchange for the Target Shares pursuant to the Arrangement is exempt from registration requirements under the U.S. Securities Act; and

(i)     this Agreement will not have been terminated pursuant to Article 9.

The foregoing conditions are for the mutual benefit of Purchaser and Target and may be waived, in whole or in part, by either of them at any time. If any of the said conditions precedent will not be complied with or waived as aforesaid on or before the date required for the performance thereof, either Target or Purchaser may rescind and terminate this Agreement by written notice to the other (provided such non-compliance did not arise from the acts or omissions of the Person purporting to rescind and terminate this Agreement) and will have no other right or remedy, except as set forth in Article 9.

Conditions Precedent to the Obligations of Purchaser

7.2     The obligation of Purchaser to complete the Transaction will also be subject to the fulfilment of each of the following conditions precedent (each of which is for the exclusive benefit of Purchaser and may be waived by Purchaser in its sole discretion and any one or more of which, if not satisfied or waived, will relieve Purchaser of any obligation under this Agreement), on or before the Termination Date or such earlier time as is specified below:

(a)     all covenants of Target under this Agreement to be performed on or before the Effective Date will have been duly performed by Target in all material respects. Each of the Locked-up Shareholders shall have complied with their respective Voting Agreements;

(b)     all representations and warranties of Target will be true and correct in all material respects as of the Effective Date, as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties will be true and correct or true and correct in all material respects, as the case may be, as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), without giving effect to any materiality or similar qualifications contained in or incorporated directly or indirectly in such representations and warranties, and Purchaser will have received a certificate of Target addressed to Purchaser and dated on such date, signed on behalf of Target by two senior executive officers of Target in their capacity as such and without personal liability, confirming the same;

(c)     since the date of this Agreement, there will not have been any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Target (excluding any change, effect, event, occurrence or state of facts that is specifically referred to in the Target Disclosure Letter);

(d)     holders of no more than 5% of the issued and outstanding Target Shares will have exercised their dissent rights (and not withdrawn such exercise) in respect of the Arrangement;

(e)     Purchaser will have received an opinion of Paraguayan counsel of Target in respect of the title to the Yuty Project, the good standing of the Yuty Project Concessions and the Target Subsidiaries, in a form acceptable to Purchaser, acting reasonably;

(f)     Purchaser will be satisfied with the results of its due diligence investigations of the Target and the Target's business and operations, including but not limited to the exploration and development of the Yuty Project;

(g)     Purchaser will have received confirmation that the Target Subsidiaries are 100% owned by the Target, with no minority share interests, options, or other interests or Encumbrances held by any other Person;

(h)     Purchaser will have received releases executed in favour of Purchaser, Target and Target Subsidiaries from and against all claims in respect of any change of control payments and/or accrued fees from each of:

(i)     Resinco Capital Partners Inc.;

(ii)     JRI Strategy Consultants Inc.;

(iii)     John Icke;

(iv)     Transpacific Capital (Hong Kong) Limited; and

(v)     Robert Tyson; and

(i)     Purchaser will have received all such other documents and certificates as may reasonably be required by Purchaser in connection with completion of the Arrangement.

Purchaser may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by Purchaser with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by Purchaser in complying with its obligations hereunder.

Conditions Precedent to the Obligations of Target

7.3     The obligation of Target to complete the transactions contemplated by this Agreement will also be subject to the following conditions precedent (each of which is for the exclusive benefit of Target and may be waived by Target in its sole discretion and any one or more of which, if not satisfied or waived, will relieve Target of any obligation under this Agreement), on or before the Termination Date or such earlier time as is specified below:

(a)     all covenants of Purchaser under this Agreement to be performed on or before the Effective Date will have been duly performed by Purchaser in all material respects;

(b)     all representations and warranties of Purchaser will be true and correct in all material respects as of the Effective Date, as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties will be true and correct or true and correct in all material respects, as the case may be, as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), without giving effect to any materiality or similar qualifications contained in or incorporated directly or indirectly in such representations and warranties, and Target will have received a certificate of Purchaser addressed to Target and dated on such date, signed on behalf of Purchaser by two senior executive officers of Purchaser without personal liability, confirming the same;

(c)     since the date of this Agreement, there will not have been any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Purchaser (excluding any change, effect, event occurrence or state of facts that is specifically referred to in the Purchaser Disclosure Documents);

(d)     Purchaser will, on the Effective Date, pay the following expenses of the Target on behalf of the Target as follows:

(i)     with respect to the consulting agreement dated May 1, 2010 between the Target and Robert Tyson, an $80,000 change of control payment, payable:

(A)     $30,000 in cash; and

(B)     $50,000 in Purchaser Shares at a deemed price of $3.0705 per Purchaser Share;

(ii)     with respect to the $260,000 in loans owing by Target to Resinco, $260,000 in cash; and

(iii)     with respect to all other outstanding loans, accrued interest payable, accounts payable, accrued liabilities and/or any other financial liabilities that Target has outstanding as of the date of this Agreement, and incurred subsequently until the Effective Date, whereby the creditor and/or payee is an insider of the Target and/or is an affiliate of insiders of the Target, such amounts shall be settled and extinguished by the Purchaser at the Effective Date by the issuance of Purchaser Shares to such creditors and payees at a price of $3.0705 per Purchaser Share; and

(e)     Target will have received all such other documents and certificates as may reasonably be required by Target in connection with completion of the Arrangement.

Target may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by Target with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by Target in complying with its obligations hereunder.

Notice and Cure Provisions

7.5    Each of the Parties will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts that would likely:

(a)     cause any of the representations or warranties of such Person contained herein to be untrue or inaccurate in any material respect as of the date hereof or at the Effective Date; or

(b)     result in the failure of such Person to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement before the Effective Date.

Purchaser or Target may elect to not complete the Transaction contemplated hereby pursuant to the conditions precedent contained in Section 7.1, Section 7.2 and Section 7.3, as the case may be, or exercise any termination right arising therefrom, only if forthwith and in any event before the Effective Date, Purchaser or Target, as the case may be, has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which Purchaser or Target, as the case may be, is asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that Purchaser or Target, as the case may be, is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other may not terminate this Agreement until the expiration of a period of 20 days from such notice. If such notice has been given before the making of the application for the Final Order, such application will be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated as a result of such matter.

Satisfaction of Conditions

7.6     The conditions precedent set out in Section 7.1, Section 7.2 and Section 7.3 will be conclusively deemed to have been satisfied, waived or released at the Effective Time.

ARTICLE 8
AMENDMENT

Amendment

8.1    This Agreement may, at any time and from time to time before or after the holding of the Target Meeting, but not later than the Effective Date, be amended by mutual written agreement of the Parties hereto, and any such amendment may, without limitation:

(a)     change the time for performance of any of the obligations or acts of the parties;

(b)     waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)     waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

(d)      waive compliance with or modify any conditions precedent herein contained;

provided that, notwithstanding the foregoing: (i) following the Target Meeting, the Consideration shall not be amended without approval of the Target Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court and (ii) this Agreement and the Plan of Arrangement may be amended in accordance with the Final Order, but in the event that the terms of the Final Order require any such amendment, the rights of the parties hereto under Section 8.2 shall remain unaffected.

Mutual Understanding Regarding Amendments

8.2    If either Purchaser or Target proposes any amendment to this Agreement or to the Plan of Arrangement, the other will act reasonably in considering such amendment and if the other and its security holders are not prejudiced by reason of any such amendment, the other will co-operate in a reasonable fashion with the Person who made the proposal so that such amendment can be effected subject to applicable Laws and the rights of the affected Person's security holders.

Cooperation on Structure

8.3     Purchaser and Target will cooperate in good faith and will take all reasonable steps and actions after the date hereof to complete the Transaction in a manner which is most tax effective for Purchaser and Target. The parties may also agree to modify the structure of the Plan of Arrangement if necessary to provide for a more tax effective structure for their respective shareholders.

ARTICLE 9
TERMINATION AND COMPENSATION

Termination

9.1     This Agreement may be terminated at any time before the Effective Date, whether before or after Target Shareholder Approval:

(a)     by mutual written consent of Target and Purchaser;

(b)     by either Target or Purchaser pursuant to the exercise of their rights set forth in Section 7.1, hereof, provided that the provisions of Section 7.4 have been complied with;

(c)     by Purchaser pursuant to the exercise of its rights set forth in Section 7.2, provided the provisions of Section 7.4 have been complied with;

(d)     by Target pursuant to the exercise of its rights set forth in Section 7.3, provided the provisions of Section 7.4 have been complied with;

(e)     by either Target or Purchaser if the Target Shareholders fail to approve the Arrangement Resolution at the Target Meeting;

(f)     by Target, following receipt of, and in order to enter into a definitive written agreement with respect to a Superior Proposal, but only in compliance with Section 5.8 and Section 9.4;

(g)     by Purchaser, (i) if the Target Board has made a Change in Recommendation, or (ii) Target will have entered into a binding agreement with respect to a Superior Proposal, in each case only in compliance with Section 5.8 and Section 9.4;

(h)     by Purchaser, if, subject to Section 7.4, a failure to perform, in all material respects, any covenant or agreement on the part of Target set forth in this Agreement that would cause the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied, and such conditions are incapable of being satisfied by the Termination Date; provided that Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied; or

(i)     by Target, if, subject to Section 7.4, a failure to perform, in all material respects, any covenant or agreement on the part of Purchaser set forth in this Agreement that would cause the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied, and such conditions are incapable of being satisfied by the Termination Date; provided that Target is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied.

Where action is taken to terminate this Agreement pursuant to this Section 9.1, it will be sufficient for such action to be authorized by the Board of Directors of the Person taking such action.

Effect of Termination

9.2     In the event of termination of this Agreement by either Target or Purchaser as provided in Section 9.1, this Agreement will forthwith become void and have no further effect, and there will be no liability or further obligation on the part of Target or Purchaser or their respective officers or directors under the Transaction Documents, except that:

(a)     the provisions of Section 9.3 and Section 9.4 (Expenses and Termination Fees), and this Section 9.2 will remain in full force and effect and will survive any such termination;

(b)     neither Target nor Purchaser will be released or relieved from any liability arising from their breach of any of their representations, warranties, covenants, or agreements as set forth in the Transaction Documents save and except as provided therein; and

(c)     the covenant of Purchaser and Target with respect to confidentiality set forth in the Confidentiality Agreement will survive the termination of this Agreement or completion of the Transaction and continue in full force and effect for a period of two years thereafter.

Expenses

9.3     Whether or not the Transaction is consummated, except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the Transaction (including the fees and expenses of advisors, accountants and legal counsel) will be paid by the Person incurring such expense.

Termination Fees

9.4     If this Agreement is terminated pursuant to

(a)     Section 9.1(e) in circumstances where a bona fide Acquisition Proposal, or the intention to enter a bona fide Acquisition Proposal with respect to Target, has been publicly announced before the termination of this Agreement and not withdrawn, and within 12 months of the date of such termination:

(i)     the Person who made such Acquisition Proposal or an affiliate of such Person:

(A)     directly or indirectly acquires Target by arrangement, business combination or otherwise;

(B)     directly or indirectly acquires the assets of Target that: (1) constitute more than 20% of the consolidated assets of Target; (2) generate more than 20% of the consolidated revenue of Target; or (3) generate more than 20% of the consolidated operating income of Target; or

(C)     directly or indirectly acquires more than 50% of the Target Shares; or

(ii)     Target enters into a definitive agreement in respect of, or the Target Board approves or recommends, a transaction contemplated by (a) above with the Person or such affiliate that made such Acquisition Proposal and that transaction is consummated at any time thereafter;

(b)     Section 9.1(f); or

(c)     Section 9.1(g);

Target will pay to Purchaser an amount equal to USD $300,000 in cash or immediately available funds (the "Termination Fee").

Each of Purchaser and Target acknowledges and agrees that if the full fee is paid to Purchaser by Target pursuant to Section 9.4, the amount so paid and accepted is in lieu of any damages or any other payment or remedy which Purchaser may be entitled to and will constitute payment of liquidated damages which are a genuine estimate of the damages which Purchaser will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and are not penalties. Target irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, Purchaser agrees that the payment of any amount pursuant to Section 9.4 is the sole monetary remedy available to it and that it will not have any alternative right or remedy against Target for damages, whether for consequential damages or otherwise. Nothing in this Section 9.4 will preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

ARTICLE 10
GENERAL

Notices

10.1     Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Person to any other Person will be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the Person to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid will, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, the next succeeding Business Day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. at the point of delivery in which case it will be deemed to have been given and received on the next Business Day.

The address for service of each of the parties hereto will be as follows:

(a)     if to Target:

Cue Resources Ltd.
Suite 1430, 800 West Pender Street
Vancouver, British Columbia, Canada, V6C 2V6
Attention:     Robert Tyson, Chief Executive Officer
Facsimile:    (604) 684-2990; and

with a copy (that will not constitute notice) to:

Kjeld Werbes Law Corp.
Suite 708, 1111 West Hastings Street
Vancouver, British Columbia, Canada, V6E 2J3
Attention:     Kjeld Werbes
Facsimile:    (604) 689-4626; and

      if to Purchaser:

Uranium Energy Corp.
Suite 320, 1111 West Hastings Street
Vancouver, British Columbia, Canada, V6E 2J3
Attention:     Amir Adnani, Chief Executive Officer
Facsimile:    (604) 682-3591; and

with a copy (that will not constitute notice) to:

McMillan LLP
Royal Centre, 1055 West Georgia Street
Suite 1500, Vancouver, British Columbia, Canada, V6E 4N7
Attention:     Daniel Dex
Facsimile:    (604) 893-7623.

Time of Essence

10.2     Time will be of the essence in this Agreement.

No Third Party Beneficiaries

10.3     Except as provided in Section 4.3, this Agreement is not intended to confer any rights or remedies upon any person other than the Parties to this Agreement.

Further Assurances

10.4     Each Person hereto will, from time to time, and at all times hereafter, at the request of any other Person hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as will be reasonably required in order to fully perform and carry out the terms and intent hereof.

Governing Law

10.5     This Agreement will be governed by, and be construed in accordance with, the laws of the Province of British Columbia, Canada, and the federal laws of Canada applicable therein. Each Person hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of British Columbia in respect of all matters arising under or in relation to this Agreement.

Execution in Counterparts

10.6     This Agreement may be executed in identical counterparts, each of which is and is hereby conclusively deemed to be an original and the counterparts collectively are to be conclusively deemed to be one instrument and receipt of a facsimile version of an executed signature page by a Person will constitute satisfactory evidence of execution of this Agreement by such Person.

Enurement and Assignment

10.7     This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any Person hereto without the prior written consent of the other Person hereto.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF the Parties hereto have executed this Arrangement Agreement as of the date first above written.

CUE RESOURCES LTD.

Per:     /s/ Robert Tyson
           Name: Robert Tyson
          Title: Chief Executive Officer

Per:      /s/ John Icke
            Name: John Icke
            Title: Executive Chairman

URANIUM ENERGY CORP.

Per:     /s/ Amir Adnani
           Name: Amir Adnani
           Title: Chief Executive Officer

Per:      /s/ Mark Katsumata
            Name: Mark Katsumata
            Title: Chief Financial Officer

Schedule 1

PLAN OF ARRANGEMENT

IN THE MATTER OF AN ARRANGEMENT among Cue Resources Ltd. ("Target") and the holders from time to time of the issued and outstanding common shares without par value in the capital of Target, pursuant to Part 9, Division 5 of the Business Corporations Act (British Columbia), as amended.

ARTICLE 1
INTERPRETATION

1.1     In this Plan of Arrangement, any capitalized term used herein and not defined in this Section 1.1 will have the meaning ascribed thereto in the Arrangement Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

"Arrangement" means the arrangement under Part 9, Division 5 of the BCBCA as described herein;

"Arrangement Agreement" means the agreement made as of January 20, 2012 between Purchaser and Target, including all schedules annexed hereto, together with the Target Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

"Arrangement Resolution" means the special resolution of the Target Shareholders approving the Plan of Arrangement which is to be considered at the Target Meeting and will be substantially in the form of Schedule "B" to the Arrangement Agreement;

"BCBCA" means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

"Business Day" means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia;

"Court" means the Supreme Court of British Columbia;

"Depositary" means Transfer Online Inc.;

"Dissent Procedures" has the meaning ascribed thereto in Section 5.1;

"Dissent Rights" means the rights of dissent exercisable by the Target Shareholders in respect of the Arrangement described in Article 5 hereto;

"Dissenter" means a Target Shareholder who has duly exercised a Dissent Right and who is ultimately entitled to be paid the fair value of the Target Shares held by such Target Shareholder;

"Dissenting Shares" has the meaning ascribed thereto in Section 5.2;

"Effective Date" means the effective date of the Arrangement, being the second business day after the date upon which all conditions precedent (excluding conditions that, by their terms, cannot be satisfied until the Effective Date) to the completion of the Arrangement as set out in Article 6 of the Arrangement Agreement have been satisfied or waived in accordance with the Arrangement Agreement, or such other date as may be agreed to by Purchaser and Target, and Purchaser and Target will execute a certificate confirming the Effective Date, not to be unreasonably withheld;

"Effective Time" means 12:01 a.m. (Vancouver time) on the Effective Date, or such other time as may be agreed between Purchaser and Target;

"Exchange Ratio" means 0.0195 of a Purchaser Share in exchange for each Target Share;

"Final Order" means the final order of the Court, after a hearing upon the fairness of the terms and conditions of the Arrangement, approving the Arrangement, in a form acceptable to Target and Purchaser, each acting reasonably, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

"Interim Order" means the interim order of the Court contemplated by Section 2.2 of the Arrangement Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to Target and Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Target Meeting, as the same may be amended by the Court;

"Plan of Arrangement" means this Plan of Arrangement and any amendments or variations thereto made in accordance with this Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of Target and Purchaser, each acting reasonably;

"Purchaser" means Uranium Energy Corp., a company incorporated under the laws of the State of Nevada, U.S.A.;

"Purchaser Shares" means the common shares with a par value of USD $0.001 per share in the capital of Purchaser;

"Registrar" means the Registrar of Companies appointed pursuant to Section 400 of the BCBCA;

"Subsidiary" has the meaning ascribed thereto in the National Instrument 45-106 - Prospectus and Registration Exemptions;

"Target" means Cue Resources Ltd., a company continued under the laws of the Province of British Columbia, Canada;

"Target Meeting" means the special meeting of Target Shareholders, voting as a single class, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

"Target Shareholders" means the holders from time to time of Target Shares and Target Shareholder means any one of them;

"Target Shares" means the common shares in the authorized share capital of Target;

"Tax Act" means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time; and

"Transmittal Letter" means the letter of transmittal to be sent by Target to Target Shareholders for use in connection with the Arrangement.

1.2     In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)     the division of this Plan of Arrangement into Articles and Sections and the further division thereof into subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or subsection refers to the specified Article, Section or subsection to this Plan of Arrangement;

(b)     the terms "hereof", "herein", "hereunder" and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto and, unless otherwise indicated, a reference herein to a Section is to the appropriate Section of this Plan of Arrangement;

(c)     words importing the singular number only will include the plural and vice versa, words importing the use of any gender will include all genders and words importing persons will include firms and corporations and vice versa;

(d)     if any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day;

(e)     the word "including" means "including, without limiting the generality of the foregoing";

(f)     a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder; and

(g)     all references to cash or currency in this Plan of Arrangement are to Canadian dollars unless otherwise indicated.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1     This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement.

2.2     This Plan of Arrangement will become effective as at the Effective Time and will be binding without any further authorization, act or formality on the part of the Court, or the Registrar, on Purchaser, Target and the Target Shareholders from and after the Effective Time.

ARTICLE 3
ARRANGEMENT

3.1     On the Effective Date, subject to the provisions of Article 5 hereof, the following will occur and will be deemed to occur in the order and at the times set out below without any further authorization, act or formality:

(a)     immediately thereafter, each issued Target Share outstanding immediately prior to the Effective Time held by a Target Shareholder in respect of which Dissent Rights have been validly exercised will be deemed to have been transferred without any further act or formality to Purchaser, free and clear of any liens, claims and encumbrances, and:

(i)     such Target Shareholder will cease to be the registered holder of such Dissenting Shares and will cease to have any rights as registered holders of such Target Shares other than the right to be paid fair value for such Dissenting Shares as set out in Section 5.2(a);

(ii)     such Target Shareholder's name will be removed as the registered holder of such Dissenting Shares from the registers of Target Shares maintained by or on behalf of Target; and

(iii)     Purchaser will be deemed to be the transferee of such Dissenting Shares, free and clear of any liens, claims and encumbrances, and will be entered in the registers of Target Shares maintained by or on behalf of Target; and

(b)     immediately thereafter, each issued and outstanding Target Share (other than any Target Share in respect of which the Target Shareholder has validly exercised his, her or its Dissent Right) will be transferred to, and acquired by Purchaser, without any act or formality on the part of the holder of such Target Share or Purchaser, free and clear of all liens, claims and encumbrances, in exchange for 0.0195 of a Purchaser Share, provided that the aggregate number of Purchaser Shares payable to any Target Shareholder, if calculated to include a fraction of a Purchaser Share, will be rounded down to the nearest whole Purchaser Share, with no consideration being paid for the fractional share, and the name of each such Target Shareholder will be removed from the register of holders of Target Shares and added to the register of holders of Purchaser Shares, and Purchaser will be recorded as the registered holder of such Target Shares so exchanged and will be deemed to be the legal and beneficial owner thereof;

The transactions provided for in this Section 3.1 will be deemed to occur on the Effective Date and at the time specified notwithstanding that certain of the procedures related hereto are not completed until after the Effective Date.

3.2     Notwithstanding that the transactions or events set out in Section 3.1 may occur or be deemed to occur in the order therein set out without any further act or formality, each of Target and Purchaser agree to make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required by it in order to further document or evidence any of the transactions or events set out in Section 3.1 including, without limitation, any resolution of directors authorizing the issue, transfer or purchase for cancellation of shares, any share transfer powers evidencing the transfer of shares, any receipt therefor and any necessary additions to or deletions from share registers.

ARTICLE 4
CERTIFICATES AND PAYMENTS

4.1     Purchaser will, following receipt by Target of the Final Order and prior to the Effective Time, deposit in escrow with the Depositary the Purchaser Shares to satisfy the consideration issuable and/or payable to the Target Shareholders pursuant to this Plan of Arrangement (other than Target Shareholders exercising Dissent Rights and who have not withdrawn their notice of objection).

4.2     After the Effective Date, certificates formerly representing Target Shares which are held by a Target Shareholder will, except for Target Shares held by Dissenters, represent only the right to receive the consideration issuable and/or payable therefor pursuant to Section 3.1 in accordance with the terms of this Plan of Arrangement.

4.3     No dividends or other distributions declared or made after the Effective Date with respect to the Purchaser Shares with a record date after the Effective Date will be payable or paid to the holder of any unsurrendered certificate or certificates for Target Shares which, immediately prior to the Effective Date, represented outstanding Target Shares and will not be payable or paid until the surrender of certificates for Target Shares for exchange for the consideration issuable and/or payable therefor pursuant to Section 3.1 in accordance with the terms of this Plan of Arrangement.

4.4     As soon as reasonably practicable after the Effective Date (subject to Section 6.2), the Depositary will forward to each Target Shareholder that submitted a duly completed Transmittal Letter to the Depositary, together with the certificate (if any) representing the Target Shares held by such Target Shareholder, the certificates representing the Purchaser Shares issued to such Target Shareholder pursuant to Section 31.(b), which shares will be registered in such name or names and either (i) delivered to the address or addresses as such Target Shareholder directed in their Transmittal Letter or (ii) made available for pick up at the offices of the Depositary in accordance with the instructions of the Target Shareholder in the Transmittal Letter.

4.5     Target Shareholders that did not submit an effective Transmittal Letter prior to the Effective Date may take delivery of the consideration issuable or payable to them by delivering the certificates representing Target Shares or Target Shares formerly held by them to the Depositary at the offices indicated in the Transmittal Letter. Such certificates must be accompanied by a duly completed Transmittal Letter, together with such other documents as the Depositary may require. Certificates representing the Purchaser Shares issued to such Target Shareholder pursuant to Section 3.1 will be registered in such name or names and delivered to the address or addresses as such Target Shareholder directed in their Transmittal Letter or (ii) made available for pick up at the offices of the Depositary in accordance with the instructions of the Target Shareholder in the Transmittal Letter, as soon as reasonably practicable after receipt by the Depositary of the required certificates and documents.

4.6     Any certificate which immediately prior to the Effective Date represented outstanding Target Shares and which has not been surrendered, with all other instruments required by this Article 4, on or prior to the sixth anniversary of the Effective Date, will cease to represent any claim against or interest of any kind or nature in Target, Purchaser or the Depositary.

4.7     In the event any certificate, which immediately before the Effective Time represented one or more outstanding Target Share that was exchanged pursuant to Section 3.1, is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the consideration to which such Person is entitled in respect of the Target Shares represented by such lost, stolen, or destroyed certificate pursuant to Section 3.1 deliverable in accordance with such Person's Transmittal Letter. When authorizing such issuances or payment in exchange for any lost, stolen or destroyed certificate, the Person to whom consideration is to be issued and/or paid will, as a condition precedent to the issuance and/or payment thereof, give a bond satisfactory to Purchaser and its transfer agent in such sum as Purchaser may direct or otherwise indemnify Purchaser in a manner satisfactory to it, against any Claim that may be made against one or both of them with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 5
RIGHTS OF DISSENT

5.1     Notwithstanding Section 3.1, holders of Target Shares may exercise rights of dissent (the "Dissent Rights") in connection with the Arrangement pursuant to the Interim Order and in the manner set forth in sections 242 to 247 of the BCBCA (collectively, the "Dissent Procedures").

5.2     Target Shareholders who duly exercise Dissent Rights with respect to their Target Shares ("Dissenting Shares") and who:

(a)     are ultimately entitled to be paid fair value for their Dissenting Shares will be deemed to have transferred their Dissenting Shares to Target for cancellation immediately before the Effective Date; or

(b)     for any reason are ultimately not entitled to be paid for their Dissenting Shares, will be deemed to have participated in the Arrangement on the same basis as a non-dissenting Target Shareholder and will receive Purchaser Shares on the same basis as every other non-dissenting Target Shareholder;

but in no case will Target be required to recognize such persons as holding Target Shares on or after the Effective Date.

5.3     If a Target Shareholder exercises the Dissent Right, Purchaser will on the Effective Date set aside a number of Purchaser Shares which is attributable under the Arrangement to the Target Shares for which Dissent Rights have been exercised. If the dissenting Target Shareholder is ultimately not entitled to be paid for their Dissenting Shares, they will be deemed to have participated in the Arrangement on the same basis as the non-dissenting Target Shareholders and Purchaser will distribute to such Target Shareholder the Purchaser Shares that the Target Shareholder is entitled to receive pursuant to the terms of the Arrangement. If a Target Shareholder duly complies with the Dissent Procedures and is ultimately entitled to be paid for their Dissenting Shares, Purchaser will pay the amount to be paid in respect of the Dissenting Shares.

ARTICLE 6
EFFECT OF THE ARRANGEMENT

6.1     As at and from the Effective Time:

(a)     Target will be a wholly-owned Subsidiary of Purchaser;

(b)     the rights of creditors against the property and interests of Target will be unimpaired by the Arrangement; and

(c)     Target Shareholders, other than Dissenters, will hold Purchaser Shares in replacement for their Target Shares, as provided by the Plan of Arrangement.

6.2      Purchaser, Target and the Depositary will be entitled to deduct and withhold from any consideration payable to any holder of Target Shares and to any Dissenter, such amounts as Purchaser, Target or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax laws, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. Each of Target, Purchaser and the Depositary is hereby authorized to sell or otherwise dispose of such portion of Purchaser Shares payable as consideration as is necessary to provide sufficient funds to Purchaser, Target or the Depositary, as the case may be, to enable it to implement such deduction or withholding, and Purchaser, Target or the Depositary will notify the holder thereof and remit to the holder any unapplied balance of the net proceeds of such sale.

ARTICLE 7
AMENDMENTS

7.1     Purchaser and Target reserve the right to amend, modify and/or supplement this Plan of Arrangement from time to time at any time prior to the Effective Date, provided that any such amendment, modification or supplement must be contained in a written document that is approved by each of Purchaser and Target and is filed with the Court. Subject to Section 7.3, if such amendment, modification or supplement is made following the Target Meeting, it will be approved by the Court and, if required by the Court, communicated to the Target Shareholders, and will become part of the Arrangement upon completion of all the conditions required in the Court approval.

7.2     Save and except as may be otherwise provided in the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by Purchaser or Target (provided that the other will have consented thereto) at any time prior to the Target Meeting with or without any other prior notice or communication to Target Shareholders, and if so proposed and accepted by Target Shareholders voting at the Target Meeting, will become part of this Plan of Arrangement for all purposes.

7.3     Any amendment, modification or supplement to this Plan of Arrangement may be made by Purchaser and Target without approval of the Target Shareholders provided that it concerns a matter which, in the reasonable opinion of Purchaser and Target is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Target Shareholders.

ARTICLE 8
FURTHER ASSURANCES

8.1     Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

Schedule 2

REPRESENTATIONS AND WARRANTIES OF TARGET

Each of the representations and warranties of Target set forth in this Schedule 2 is qualified and made subject to the disclosures made in the Target Disclosure Letter, and any specific reference to the Target Disclosure Letter herein is solely for greater certainty. Target hereby represents and warrants to Purchaser (and acknowledges that Purchaser is relying upon such representations and warranties in connection with entering into this Agreement) as set forth below:

(a)     Organization: Target and each of the Target Subsidiaries is a corporation duly incorporated or amalgamated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Target and each of its subsidiaries (i) has all licenses, permits, certificates, orders and other authorizations of or from any Governmental Entity necessary to conduct its business substantially as now conducted, and (ii) is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)     Capitalization: The authorized share capital of Target consists of unlimited number of Target Shares. The number of issued and outstanding Target Shares, Target Options and Target Warrants as of the close of business on January 19, 2012 is set forth in Schedule (B) of the Target Disclosure Letter. There are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Target of any securities of Target (including Target Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Target (including Target Shares). All outstanding Target Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Target Shares issuable upon the exercise of rights under the Target Options and Target Warrants in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of Target (including the Target Shares, the Target Options and the Target Warrants) have been issued in compliance with all applicable Laws and Securities Laws. There are no securities of Target outstanding which have the right to vote generally (or, other than the Target Options and the Target Warrants, are convertible into, or exchangeable or exercisable for securities having the right to vote generally) with the Target Shareholders on any matter. There are no outstanding contractual or other obligations of Target or any of the Target Subsidiaries to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposing of any of its outstanding securities. There are no outstanding bonds, debentures or other evidences of indebtedness of Target having the right to vote with the holders of the outstanding Target Shares on any matters.

(c)     Authority: Target has the requisite corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Target as contemplated by this Agreement and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by Target and the performance by Target and of its obligations under this Agreement have been duly authorized by the Target Board and no other corporate proceedings on the part of Target or any of the Target Subsidiaries is necessary to authorize the execution and delivery of this Agreement or the performance by Target and its obligations under this Agreement or the Arrangement pursuant to the Plan of Arrangement. This Agreement has been duly executed and delivered by Target and constitutes a legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(d)    No Consent: No consent, approval, order or Authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by Target or any of the Target Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Target of the transactions contemplated hereby other than:

(i)     in connection with or in compliance with applicable securities Laws;

(ii)     obtaining the Interim Order and Final Order, obtaining any approvals required by the Interim Order and Final Order and filing any documents as may be required to be filed with the Registrar;

(iii)     any other consents, waivers, permits, orders or approvals referred to in the Target Disclosure Letter; and

(iv)     any other consents, approvals, orders, authorizations, declarations or filings which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Target.

(e)     Target Subsidiaries: The only Subsidiaries of Target are the Target Subsidiaries and Target does not own a direct or indirect voting or equity interest in any Person that is not one of the Target Subsidiaries and has no agreement or other commitment to acquire such interest. The authorized and issued securities of each Target Subsidiary is set out in Schedule (E) of the Target Disclosure Letter. All of the outstanding shares of the Target Subsidiaries are validly issued, fully paid and non-assessable and free of pre-emptive rights to the extent such concepts exists under applicable Laws. All of the outstanding shares of the Target Subsidiaries are owned, directly or indirectly, by Target. Except pursuant to restrictions on transfer contained in the Articles or by-laws (or their equivalent) of the applicable Subsidiary of Target, the outstanding shares of the Target Subsidiaries are owned free and clear of all Encumbrances, other than the Target Permitted Encumbrances, and Target is not liable to any creditor in respect thereof.

(f)     No Violation: None of the authorization, execution and delivery of this Agreement by Target, the completion of the transactions contemplated by this Agreement or the Plan of Arrangement, or compliance by Target with any of the provisions hereof or thereof will: (1) violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require, except in respect of any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of Target, or cause any indebtedness to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on Target, under any of the terms, conditions or provisions of (A) their respective articles, charters or by-laws or other comparable organizational documents, or (B) any note, bond, mortgage, indenture, loan agreement, deed of trust, Lien, license, permit, or other Contract; or (2) result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Laws applicable to Target or any of their respective properties or assets; or (3) cause the suspension or revocation of any Permit currently in effect in respect of Target (except, in the case of each of clauses (1) and (2) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens which, or any consents, approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect on Target). The authorization of this Agreement, the execution and delivery by Target of this Agreement, the performance by Target of its obligations under this Agreement, and the consummation by Target of the Arrangement, will not (x) give rise to any rights of first refusal or trigger any change in control provisions or any restrictions or limitation under any such note, bond, mortgage, indenture, contract, license, franchise or Permit, or result in the imposition of any Encumbrance, charge or Lien upon any of Target's assets; (y) result in or accelerate the time for payment or vesting of, or increase the amount of any severance, unemployment compensation, "golden parachute", bonus, termination payments or otherwise, becoming due to any director or officer of Target or any of the Target Subsidiaries or increase any benefits otherwise payable under any pension or benefits plan of Target or any of the Target Subsidiaries or result in the acceleration of the time of payment or vesting of any such benefits (other than in respect of those employment agreements or other agreements described in Schedule (F) of the Target Disclosure Letter); or (z) result in the imposition of any Liens upon any assets of Target.

(g)     Company Authorizations: Target and the Target Subsidiaries have obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of Target or the Target Subsidiaries or otherwise in connection with the material business or operations of Target or the Target Subsidiaries and such Authorizations are in full force and effect. Target and the Target Subsidiaries have fully complied with and are in compliance with all Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect on Target. There is no action, investigation or proceeding pending or, to the knowledge of Target, threatened regarding any of the Authorizations. None of Target and the Target Subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Material Adverse Effect on Target and all such Authorizations continue to be effective in order for Target and the Target Subsidiaries to continue to conduct their business as they are currently being conducted. No Person other than Target or any of the Target Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any of the Authorizations.

(h)     Financial Statements and Information: The Target Financial Statements were prepared in accordance with generally accepted accounting principles in Canada consistently applied, and fairly represent, in all material respects, the consolidated financial condition of Target at the respective dates indicated and the results of operations of Target (on a consolidated basis) for the periods covered.

(i)     Since April 30, 2011, neither Target nor any of the Target Subsidiaries nor, to Target's knowledge, any director, officer, employee, auditor, accountant or representative of Target or any of the Target Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Target or any of the Target Subsidiaries or their internal accounting controls, including any complaint, allegation, assertion, or claim that Target or any of the Target Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Target Board.

(j)     Target has converted to IFRS for financial reporting purposes, and, to the knowledge of Target, the transition to IFRS will not result in any delay in the release of Target's financial results for any relevant period.

(k)     Employment Agreements:

(i)     the Target Subsidiaries have no employees, and no severance amounts and/or retention or bonuses are payable by the Target Subsidiaries to anyone, and the Target Subsidiaries are not a party to any consulting agreements;

(ii)     Target and the Target Subsidiaries are and have been operated in all material respects in compliance with all applicable Laws relating to employees;

(iii)     there is no material proceeding, action, suit or claim pending or threatened involving any employee of Target and the Target Subsidiaries;

(iv)     except as set out in Schedule (F) of the Target Disclosure Letter, none of Target and the Target Subsidiaries is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment or consulting agreement with, any director or officer of Target or any of the Target Subsidiaries that would be triggered by Target's entering into this Agreement or the completion of the Arrangement;

(v)     none of Target and the Target Subsidiaries has any employee or consultant whose employment or contract with Target or one of the Target Subsidiaries cannot be terminated by Target or one of the Target Subsidiaries, as applicable; and

(vi)     none of Target and the Target Subsidiaries: (A) is a party to any collective bargaining agreement; (B) is, to the knowledge of Target, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement; or (C) is subject to any current, or to the knowledge of Target, pending or threatened strike, lockout, slowdown or work stoppage.

(l)     Reporting Status and Securities Laws Matters: Target is a "reporting issuer" and is in compliance in all material respects with applicable Canadian Securities Laws in each of the provinces of British Columbia and Alberta. No delisting, suspension of trading in or cease trading order with respect to any securities of Target and, to the knowledge of Target, no inquiry or investigation (formal or informal) of any Securities Regulator, is in effect or ongoing or, to the knowledge of Target, expected to be implemented or undertaken. The Target Shares are listed and posted for trading on the TSXV. Target is in compliance in all material respects with all requirements of the TSXV.

(m)     Public Record: Target has filed all required reports, statements, forms and other documents required to be filed by it in accordance with applicable Laws and, as of their respective dates, the documents and materials comprising the Target Disclosure Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any Misrepresentation, and complied in all material respects with all Securities Laws. Target has not filed any confidential material change or other report or other document with any Securities Regulator or stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(n)     Books and Records: The financial books, records and accounts of Target in all material respects: (i) have been maintained in accordance with Canadian GAAP, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Target, and (iii) accurately and fairly reflect the basis for the Target Financial Statements. The corporate records and minute books for Target have been maintained in accordance with all applicable Laws and contain complete and accurate minutes of all meetings and resolutions of the directors and shareholders of Target held and/or passed, as applicable, since their incorporation or amalgamation, as the case may be.

(o)     No Undisclosed Liabilities: Other than as disclosed in Schedule (O) of the Target Disclosure Letter, Target has no outstanding indebtedness or liabilities and is not party to or bound by any material suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any person, other than those specifically identified in the Target Financial Statements or, to the extent disclosed in the Target Disclosure Letter, incurred in the ordinary course of business since the date of the most recent financial statements of Target filed on SEDAR.

(p)     Absence of Changes: Since April 30, 2011, except as disclosed in Schedule (P) of the Target Disclosure Letter:

(i)     there has been no change (actual, contemplated or threatened) in the condition (financial or otherwise), earnings, position, value, operation, properties, business results of operations or prospects of Target or any of the Target Subsidiaries that has or is reasonably likely to have a Material Adverse Effect on Target, and the debt, business and material property of Target and of the Target Subsidiaries conform in all respects to the description thereof contained in the Target Disclosure Letter;

(ii)     there has been no dividend or distribution of any kind declared, paid or made by Target on any Target Shares;

(iii)     Target and each of the Target Subsidiaries have conducted their respective businesses only in the ordinary and regular course of business consistent with past practice;

(iv)     there has not been any acquisition or sale by Target or any of the Target Subsidiaries of any material property or assets thereof;

(v)     other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Target or any of the Target Subsidiaries of: (A) any payment, liability or obligation of any nature which has had or is reasonably likely to have a Material Adverse Effect on Target; (B) any debt for borrowed money; (C) any creation or assumption by Target or any of the Target Subsidiaries of any Encumbrance; (D) any making by Target or any of the Target Subsidiaries of any loan, advance or capital contribution to or investment in any other Person (other than (1) loans and advances in an aggregate amount that does not exceed $10,000 outstanding at any time, and (2) loans made to other Target Subsidiaries); or (E) any entering into, amendment of, relinquishment, termination or non-renewal by Target or any of the Target Subsidiaries of any contract, agreement, licence, lease transaction, commitment or other right or obligation which has had or is reasonably likely to have a Material Adverse Effect on Target;

(vi)     Target has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Target Shares;

(vii)     other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by Target or any of the Target Subsidiaries to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such directors or officers;

(viii)     Target has not effected any material change in its accounting methods, principles or practices; and

(ix)     Target has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan.

(q)     Material Contracts: Schedule (Q) of the Target Disclosure Letter includes a complete and accurate list of all Material Contracts to which Target or any of the Target Subsidiaries is a party. All Material Contracts are in full force and effect, and Target and any of the Target Subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof. Target has made available to the Purchaser true and complete copies of all Material Contracts. All of the Material Contracts are valid and binding obligations of Target or a Target Subsidiary, as applicable, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. Except as set out in the Target Disclosure Letter, Target and the Target Subsidiaries have complied in all material respects with all terms of such Material Contracts, have paid all amounts due thereunder, have not waived any rights thereunder and no default or breach exists in respect thereof on the part of Target or any of the Target Subsidiaries or, to the knowledge of Target, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of the Material Contracts. As at the date hereof, neither Target nor any of the Target Subsidiaries have received written notice that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew such Material Contract, and to the knowledge of Target or any of the Target Subsidiaries, no such action has been threatened. Neither Target nor any of the Target Subsidiaries is a party to any Material Contract that contains any non-competition obligation or otherwise restricts in any material way the business of Target or any of the Target Subsidiaries.

(r)     Compliance with Law: To the best of the knowledge of Target after due enquiry, Target and each of the Target Subsidiaries have complied with and are in compliance with all Laws applicable to the operation of its business, except where such non-compliance, considered individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Target or any of the Target Subsidiaries and without limitation, Target and each of the Target Subsidiaries hold all permits, licences and approvals required for the operation of their business as is now being and has previously been conducted.

(s)     Litigation, etc: There are no claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of Target, threatened or affecting Target or any of the Target Subsidiaries or affecting any of its respective property or assets at law or in equity before or by any Governmental Entity, including matters arising under Environmental Laws. Neither Target, any of the Target Subsidiaries, nor their assets or properties are subject to any outstanding judgement, order, writ, injunction or decree that involves or may involve or restricts or may restrict the right or ability of Target or any of the Target Subsidiaries to conduct their business in all material respects as it has been carried on prior to the date hereof, or that would materially impair the consummation of the transactions contemplated by this Agreement.

(t)     Absence of Cease Trade Orders: No order ceasing or suspending trading in the Target Shares (or any of them) or any other securities of Target is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of Target, are pending, contemplated or threatened.

(u)     Licences, etc: Target and the Target Subsidiaries hold all requisite licences, registrations, qualifications, permits, certificates, orders, grants, approvals, consents and other authorizations necessary or appropriate for carrying on their business as currently carried on and all such licences, registrations, qualifications, permits, certificates, orders, grants, approvals, consents and other authorizations are valid and subsisting and in good standing in all material respects except where the failure to hold such licences, registrations, qualifications, permits and consents would not have a Material Adverse Effect on Target. In particular, without limiting the generality of the foregoing, neither Target nor any of the Target Subsidiaries have received any notice of proceedings relating to the revocation or adverse modification of any material mining or exploration permit or licence, nor have they received notice of the revocation or cancellation of, or any intention to revoke or cancel, any mining rights, groups of claims, exploration rights, concessions or leases with respect to any of the Target Mineral Rights.

(v)     Interest in Properties and Target Mineral Rights. Except as disclosed in Schedule (V) of the Target Disclosure Letter:

(i)     all of Target's: (A) real properties (collectively, and where material, the "Target Property"); and (B) mineral interests and rights (including any mineral claims, mining claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Laws or otherwise) (collectively, and where material, the "Target Mineral Rights"), are set out in the Target Disclosure Letter. Other than the Target Property and the Target Mineral Rights set out in Schedule (V) of the Target Disclosure Letter, neither Target nor any of the Target Subsidiaries own or has any interest in any material real property or any material mineral interests and rights;

(ii)     Target is the sole legal and beneficial owner of all right, title and interest in and to the Target Property and the Target Mineral Rights, free and clear of any Encumbrance, other than the Target Permitted Encumbrances.

(iii)     all of the Target Mineral Rights have been properly located and recorded and otherwise granted in compliance with applicable Laws and are comprised of valid and subsisting Target Mineral Rights;

(iv)     the Target Property and the Target Mineral Rights are in good standing under applicable Laws and, to the knowledge of Target, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments required to be made in respect thereof have been paid or incurred and all filings in respect thereof have been made;

(v)     there are no material adverse Claims against or challenge to the title to or ownership of the Target Property or any of the Target Mineral Rights which would reasonably be expected to have a Material Adverse Effect on Target;

(vi)     Target has the exclusive right to deal with the its interest in the Target Property and the Target Mineral Rights;

(vii)     no Person other than Target has any interest in the Target Property or any of the Target Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest;

(viii)     there are no back-in rights, earn-in rights, purchase options, rights of first refusal or similar provisions or rights which would affect Target's interest in the Target Property or any of the Target Mineral Rights;

(ix)     there are no material restrictions on the ability of Target to use, transfer or exploit the Target Property or any of the Target Mineral Rights, except pursuant to the applicable Laws;

(x)     Target has not received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of Target in any of the Target Property or any of the Target Mineral Rights;

(xi)     Other than fee simple estates, Target has all surface rights, including leases, easements, rights of way and permits or licences operations from landowners, or Governmental Entities permitting the use of land by Target, and other interests that are required to exploit the development potential of the Target Property and the Target Mineral Rights as contemplated in Target Disclosure Letter and no third party or group holds any such rights that would be required by Target to develop the Target Property or any of the Target Mineral Rights as contemplated in Target Disclosure Letter; and

(xii)     No mines have been or are located in or on the lands of Target.

(w)     Mineral Resources: The most recent estimated, indicated, measured and inferred mineral resources disclosed in the Target Disclosure Documents before the date of this Agreement have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other approved industry practices and all applicable Laws, including the requirements of NI 43-101. The information provided by Target to the Qualified Persons (as defined in NI 43-101) in connection with the preparation of such estimates was complete and accurate at the time such information was furnished. No material mineral deposits are subject to illegal occupation. There has been no material reduction in the aggregate amount of estimated mineral resources of Target from the amounts disclosed in the Target Disclosure Documents. All information regarding the Target Property and the Target Mineral Rights, including drill results, technical reports and studies, that are required to be disclosed by Laws, have been disclosed in the Target Disclosure Documents.

(x)     Operational Matters. Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on Target:

(i)     all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Target, or any of the Target Subsidiaries and any of their material joint ventures, have been: (A) duly paid; (B) duly performed; or (С) provided for prior for the date hereof; and

(ii)     all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which Target or any of the Target Subsidiaries or any of its material joint ventures is directly or indirectly bound, have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

(y)     Off Balance Sheet Transactions. None of Target or any of the Target Subsidiaries is a party to or bound by any operating leases or any "off-balance-sheet" transactions or arrangements.

(z)     Title and Rights re: Other Assets. Target and the Target Subsidiaries, as applicable, have good and valid title to all material properties and assets other than the Target Properties and the Target Mineral Rights (which are addressed elsewhere) reflected in the audited consolidated financial statements for the year ended April 30, 2011 (or acquired after that date) or valid leasehold or license interests in all material properties and assets not reflected in such financial statements but used by Target or any of the Target Subsidiaries, free and clear of all material Encumbrances, other than the Target Permitted Encumbrances, and there are no back-in rights, earn-in rights, purchase options, rights to first refusal or similar provisions or rights which would affect Target's or any of the Target Subsidiaries' interest in any of the foregoing-described material properties and assets.

(aa)     Environmental: Other than as set forth in Schedule (AA) of the Target Disclosure Letter, to the knowledge of Target:

(i)     Target and the Target Subsidiaries are and have been in compliance with and is not in violation of any Environmental Laws;

(ii)     Target and the Target Subsidiaries have operated their respective businesses at all times and has generated, received, handled, used, stored, treated, shipped and disposed of all contaminants, wastes, and hazardous and toxic substances without violation of Environmental Laws;

(iii)     there have been no spills, releases, deposits or discharges of pollutants or hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water, whether surface or otherwise, or any municipal or other sewer or drain or drinking or water systems, by Target or any of the Target Subsidiaries, or from Target assets or operations, which could reasonably be expected to result in liability under any Environmental Law, that have not been reported, mitigated and remedied in compliance with Environmental Laws;

(iv)     no orders, notifications, directives, demands, claims, instructions, directions or notices have been issued and remain outstanding by any Governmental Entity pursuant to any Environmental Laws, whether or not have the force of law, relating to the business or assets of Target or any of the Target Subsidiaries;

(v)     neither Target nor any of the Target Subsidiaries has failed to report to the proper Governmental Entity the occurrence of any event which is required to be so reported by any Environmental Laws;

(vi)     Target and the Target Subsidiaries hold all Environmental Approvals required under any Environmental Laws in connection with the operation of their respective businesses and the ownership and use including rehabilitation of their respective assets, all such Environmental Approvals are in full force and effect, and neither Target nor any of the Target Subsidiaries has received any notification from any Governmental Entity pursuant to any Environmental Laws that any work, undertaking, study, report, assessment, repairs, constructions or other expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any Environmental Approvals issued pursuant thereto, or that any Environmental Approvals referred to above are about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated;

(vii)     there are no changes in the status, terms or conditions of any Environmental Approvals held by Target or any of the Target Subsidiaries, or any renewal, modification, revocation, reassurance, alteration, transfer, restriction or amendment of any such Environmental Approvals, or any review by, or approval of, any Governmental Entity of such Environmental Approvals that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business and operations of Target or any of the Target Subsidiaries following the Effective Date;

(viii)     Target and the Target Subsidiaries have made available to Purchaser all material audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information with respect to environmental, health and safety matters; and

(ix)     to the knowledge of Target, none of Target and the Target Subsidiaries are subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws.

(bb)     Insurance: As of the date hereof, Target has such policies of insurance as are listed in Schedule (BB) of the Target Disclosure Letter. All insurance maintained by Target and each of the Target Subsidiaries is in full force and effect and in good standing and neither Target nor any of the Target Subsidiaries are in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has Target or any of the Target Subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of Target or any of the Target Subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost.

(cc)     Tax Matters: Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target:

(i)     each of Target and the Target Subsidiaries has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Entity and such Tax Returns are complete and correct;

(ii)     each of Target and the Target Subsidiaries has: (A) duly and timely paid all Taxes due and payable by it; (B) duly and timely withheld all Taxes and other amounts required by Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Laws to be remitted by it; and (C) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized sales, sales, value added and federal, provincial, state or territorial sales taxes, required by Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Laws to be remitted by it;

(iii)     the charges, accruals and reserves for Taxes reflected on the Target Financial Statements (whether or not due and whether or not shown on any of the Tax Returns but excluding any provision for deferred income taxes) are, in the opinion of Target, adequate under Canadian GAAP to cover Taxes with respect to Target and the Target Subsidiaries accruing for the periods covered thereby;

(iv)     there are no proceedings, investigations, audits, assessments, reassessments or claims now pending or to the knowledge of Target, threatened against Target or the Target Subsidiaries that propose to assess Taxes in addition to those reported in the Tax Returns;

(v)     no waiver of any statutory limitation period with respect to Taxes has been given or requested with respect to Target or any of the Target Subsidiaries;

(vi)     none of Target and the Target Subsidiaries has entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Effective Date;

(vii)     there are no proceedings, investigations, audits or claims now pending or threatened against Target or any of the Target Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes;

(viii)     neither Target nor any of the Target Subsidiaries has acquired property from a non-arm's length Person, within the meaning of the Tax Act: (A) for consideration the value of which is less than the fair market value of the property; or (B) as a contribution of capital for which no shares were issued by the acquirer of the property;

(ix)     Target has made available to Purchaser copies of all Tax Returns for the fiscal years ended April 30, 2008, 2009, 2010 and 2011 and all written communication to or from any Governmental Entity and relating to the Taxes of Target;

(x)     for the purposes of the Tax Act and any other relevant Tax purposes:

(A)     Target is resident in Canada; and

(B)     each of the Target Subsidiaries is resident in the jurisdiction in which it was formed, and is not resident in any other country;

(xi)     there are no Encumbrances for Taxes upon any properties or assets of Target or any of the Target Subsidiaries (other than Encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in the Target Financial Statements);

(xii)     to the best of its knowledge based on current business plans and financial projections, Target expects that it should not be classified as a "passive foreign investment company" (as defined under section 1297(a) of the U.S. Tax Code) (a "PFIC") for its taxable year ending April 30, 2011;

(xiii)     Target has not declared or paid any dividends or made any other distribution on any of the Target Shares or made any redemption or other acquisition of Target Shares (A) in contemplation of this Agreement, the Plan of Arrangement, or any transactions contemplated by this Agreement or the Plan or Arrangement, or (B) since April 30, 2011;

(xiv)     other than in the ordinary and regular course of business consistent with past practice, neither Target nor any of the Target Subsidiaries has sold any property or assets thereof (A) in contemplation of this Agreement, the Plan of Arrangement, or any transactions contemplated by this Agreement or the Plan or Arrangement or (B) since April 30, 2011; and

(xv)     Target does not own, and will not own on the Effective Date, any "United States real property interest" as defined under section 897(c)(1)(A) of the U.S. Tax Code and regulations promulgated thereunder.

(dd)     Non-Arm's Length Transactions. Except for employment or employment compensation agreements entered into in the ordinary course of business, there are no current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Target or any of the Target Subsidiaries) between Target or any of the Target Subsidiaries on the one hand, and any: (i) officer or director of Target or any of the Target Subsidiaries; (ii) any holder of record or, to the knowledge of Target, beneficial owner of five percent or more of the voting securities of Target; or (iii) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(ee)     No Option on Assets. No Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Target or the Target Subsidiaries of the material assets of Target.

(ff)     Winding Up: No order has been made, petition presented or meeting convened for the purpose of winding up of Target or any of the Target Subsidiaries, or for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of Target or any of the Target Subsidiaries are distributed amongst the creditors and/or shareholders or other contributors, and there are no proceedings under any applicable insolvency, bankruptcy, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable Laws, would be reasonably likely to justify any such cases or proceedings.

(gg)     Brokers: No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Target, other than the Financial Advisor, the fees and expenses of which are as set forth in Schedule (GG) of the Target Disclosure Letter.

(hh)     No Expropriation. No property or asset of Target or any of the Target Subsidiaries (including any Target Property or Target Mineral Rights) has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Target, is there any intent or proposal to give any such notice or to commence any such proceeding.

(ii)     Corrupt Practices: There have been no actions taken by Target or any of its Affiliates which violated or are in violation of the Foreign Corrupt Practices Act of 1977 (United States) or the Corruption of Foreign Public Officials Act (Canada) or any similar legislation of another jurisdiction.

(jj)     Confidentiality Agreements: Target has not negotiated any Acquisition Proposal with any Person who has not entered into a confidentiality agreement and has not waived any "standstill" provisions in any such agreement, and no such agreement contains any provision currently in effect which would require Target to pay any break fee or similar payment to any Person, other than Purchaser pursuant to this Agreement.

(kk)     Competition Act: Target does not have assets in Canada or annual gross revenues from sales in or from Canada that exceed $73 million, in either case, as determined in accordance with the Competition Act and the regulations thereunder.

(ll)     U.S. Securities Law Matters. Target: (i) is a "foreign private issuer" as defined in Rule 405 under the 1933 Act; (ii) has no class of securities outstanding that is or is required to be registered under section 12 of the 1934 Act or that is subject to the reporting requirements of section 13 or 15(d) of the 1934 Act; (iii) is not registered or required to register as an investment company under the 1940 Act; and (iv) the Target Shares, Target Warrants and Target Options have not been traded on any national securities exchange in the United States during the past 12 calendar months.

(mm)     Vote Required. The only votes of the holders of any class or series of the Target Shares, Target Options, Target Warrants or other securities of Target necessary to approve this Agreement and the Arrangement and the transactions contemplated hereof or thereby is, subject to the Interim Order, the Target Shareholder Approval.

Schedule 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Each of the representations and warranties of Purchaser set forth in this Schedule 3 is qualified and made subject to the disclosures made in the Purchaser Disclosure Documents, and any specific reference to the Purchaser Disclosure Documents herein is solely for greater certainty. Purchaser hereby represents and warrants to Target (and acknowledges that Target is relying upon such representations and warranties in connection with entering into this Agreement) as set forth below:

(a)     Organization: Purchaser is a corporation duly incorporated or amalgamated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Purchaser (i) has all licenses, permits, certificates, orders and other authorizations of or from any Governmental Entity necessary to conduct its business substantially as now conducted, and (ii) is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)     Ownership of Subsidiaries: The material subsidiaries of Purchaser are disclosed in the Purchaser Disclosure Documents. All of the issued and outstanding shares of capital stock and other ownership interests in the material subsidiaries of Purchaser are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly or indirectly by Purchaser are legally and beneficially owned, and there are no outstanding options, warrants, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to purchase or acquire, or securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or other ownership interests in or material assets or properties of any of the subsidiaries of Purchaser except as disclosed in the Purchaser Disclosure Documents. There are no contracts, commitments, agreements, understandings, arrangements or restrictions which require any material subsidiaries of Purchaser to issue, sell or deliver any shares in its share capital or other ownership interests, or any securities or obligations convertible into, or exchangeable or exercisable for, any shares of its share capital or other ownership interests except as disclosed in the Purchaser Disclosure Documents. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) providing to any third party the right to acquire any shares or other ownership interests in any subsidiaries of Purchaser except as disclosed in the Purchaser Disclosure Documents.

(c)     Capitalization: The authorized share capital of Purchaser consists of 750,000,000 common shares with a par value of USD $0.001 per share. As of the close of business on October 31, 2011, there are 75,206,013 Purchaser Shares issued and outstanding. In addition, as of the close of business on October 31, 2011, 9,595,250 Purchaser Options and 1,128,020 Purchaser Warrants are issued and outstanding. Except as disclosed above, there are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Purchaser of any securities of Purchaser (including Purchaser Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Purchaser (including Purchaser Shares) or of the Purchaser Subsidiaries. All outstanding Purchaser Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Purchaser Shares issuable upon the exercise of rights under the Purchaser Options in accordance with the respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of Purchaser (including Purchaser Shares and Purchaser Options) have been issued in compliance with all applicable Laws and Securities Laws. There are no securities of Purchaser or any of the Purchaser Subsidiaries outstanding which have the right to vote generally (or, other than the Purchaser Options and Purchaser Warrants, are convertible into, or exchangeable or exercisable for securities having the right to vote generally) with the Purchaser Shareholders on any matter.

(d)     Authority: Purchaser has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations under this Agreement has been duly authorized by the Purchaser Board and no other corporate or shareholder proceedings on the part of Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement or the performance of its respective obligations under this Agreement or the Arrangement pursuant to the Plan of Arrangement (and for greater certainty, the issuance of the Purchaser Shares forming part of the Consideration pursuant to the Arrangement does not require the approval of the Purchaser Shareholders pursuant to the policies of the NYSE Amex). This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(e)     No Violation: None of the authorization, execution and delivery of this Agreement by Purchaser, the completion of the transactions contemplated by this Agreement or the Plan of Arrangement, or compliance by Purchaser with any of the provisions hereof or thereof will: (1) violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require, except in respect of approvals from the NYSE Amex, any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of Purchaser or any of the Purchaser Subsidiaries, or cause any indebtedness to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on Purchaser or any of the Purchaser Subsidiaries, under any of the terms, conditions or provisions of (A) their respective articles, charters or by-laws or other comparable organizational documents, or (B) any note, bond, mortgage, indenture, loan agreement, deed of trust, Lien, license, permit, or other Contract; or (2) subject to obtaining the approvals from the NYSE Amex, (x) result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Laws applicable to Purchaser or any of the Purchaser Subsidiaries or any of its properties or assets; or (y) cause the suspension or revocation of any Permit currently in effect in respect of Purchaser or the Purchaser Subsidiaries (except, in the case of each of clauses (1) and (2) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens which, or any consents (expressly excluding the approvals from the NYSE Amex), approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect). The authorization of this Agreement, the execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations under this Agreement, and the consummation by Purchaser of the Arrangement, will not (x) give rise to any rights of first refusal or trigger any change in control provisions or any restrictions or limitation under any such note, bond, mortgage, indenture, contract, license, franchise or Permit, or result in the imposition of any Encumbrance, charge or Lien upon any of the assets of Purchaser or the assets of any of the Purchaser Subsidiaries; or (y) result in the imposition of any Liens upon any assets of Purchaser or any of the Purchaser Subsidiaries. There are no approvals and notices (except for post-closing notices) required from any third party under any Contracts in order for Purchaser and the Purchaser Subsidiaries to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Arrangement pursuant to the Plan of Arrangement.

(f)     Financial Statements and Information: The Purchaser Financial Statements were prepared in accordance with generally accepted accounting principles in the United States consistently applied, and fairly represent, in all material respects, the consolidated financial condition of Purchaser at the respective dates indicated and the results of operations of Purchaser (on a consolidated basis) for the periods covered.

(g)     Reporting Status and Securities Laws Matters: Purchaser is a "reporting issuer" and not on the list of reporting issuers in default under applicable Canadian Securities Laws in each of the provinces of Canada. The Purchaser Shares are registered as a class under section 12(b) of the U.S. Exchange Act, and Purchaser has filed all reports that it is required to file under section 13(a) of the U.S. Exchange Act. No delisting, suspension of trading in or cease trading order with respect to any securities of and, to the knowledge of Purchaser, no inquiry or investigation (formal or informal) of any Securities Regulator, is in effect or ongoing or, to the knowledge of Purchaser, expected to be implemented or undertaken. The Purchaser shall use its best efforts such that the Purchaser Shares shall be listed and posted for trading on the NYSE Amex at or before the Effective Date. Purchaser is in compliance in all material respects with all requirements of the NYSE Amex.

(h)     Public Record: Purchaser has filed all required reports, statements, forms and other documents required to be filed by it in accordance with applicable Laws and, as of their respective dates, the documents and materials comprising the Purchaser Disclosure Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any Misrepresentation, and complied in all material respects with all Securities Laws.

(i)     Books and Records: The financial books, records and accounts of Purchaser in all material respects: (i) have been maintained in accordance with U.S. GAAP, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Purchaser, and (iii) accurately and fairly reflect the basis for the Purchaser Financial Statements. The corporate records and minute books for Purchaser have been maintained in accordance with all applicable Laws and contain complete and accurate minutes of all meetings and resolutions of the directors and shareholders of Purchaser held and/or passed, as applicable, since their incorporation or amalgamation, as the case may be.

(j)     No Undisclosed Liabilities: Purchaser and the Purchaser Subsidiaries have no outstanding indebtedness or liabilities and are not party to or bound by any material suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any person, other than those specifically identified in the Purchaser Financial Statements or incurred in the ordinary course of business since the date of the most recent Purchaser Financial Statements filed on SEDAR or otherwise disclosed in the Purchaser Public Documents.

(k)     Absence of Changes: Since October 31, 2011, except as disclosed in the Purchaser Disclosure Documents, there has been no material change (actual, contemplated or threatened) in the condition (financial or otherwise), earnings, position, value, operation, properties, business results of operations or prospects of Purchaser and the Purchaser Subsidiaries, and the debt, business and material property of Purchaser and the Purchaser Subsidiaries conform in all respects to the description thereof contained in the Purchaser Disclosure Documents.

(l)     Compliance with Law: To the best of the knowledge of Purchaser after due enquiry, Purchaser has complied with and are in compliance with all Laws applicable to the operation of its business, except where such non-compliance, considered individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Purchaser and without limitation, Purchaser holds all permits, licences and approvals required for the operation of their business as is now being and has previously been conducted.

(m)     Litigation, etc: Other than as disclosed in the Purchaser Disclosure Documents, there are no claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of Purchaser, threatened affecting Purchaser or any of the Purchaser Subsidiaries or affecting any of their respective property or assets at law or in equity before or by any Governmental Entity, including matters arising under Environmental Laws which, individually or in the aggregate will have a Material Adverse Effect on Purchaser.

(n)     Absence of Cease Trade Orders: No order ceasing or suspending trading in the Purchaser Shares (or any of them) or any other securities of Purchaser is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of Purchaser, are pending, contemplated or threatened.

(o)     Purchaser Material Properties:

(i)     the Purchaser Material Properties as disclosed in the Purchaser Public Documents constitute the material mining concessions, claims, leases, licenses, permits or other rights to explore for, develop and extract minerals that Purchaser or any of the Purchaser Subsidiaries have any legal or equitable interest in;

(ii)     each Purchaser Material Property is in good standing and Purchaser and the Purchaser Subsidiaries are lawfully authorized to hold the interests of Purchaser and the Purchaser Subsidiaries in the Purchaser Material Properties;

(iii)     neither Purchaser nor the Purchaser Subsidiaries have received any notice, whether written or oral from any Governmental Entity or any person with jurisdiction or applicable authority of any revocation or intention to revoke Purchaser's or any of the Purchaser Subsidiaries' interests in the Purchaser Material Properties, except as disclosed in the Purchaser Public Disclosure Documents; and

(iv)     all work and activities carried out on the Purchaser Material Properties or any of the Purchaser Subsidiaries or any other person appointed by Purchaser or any of the Purchaser Subsidiaries have been carried out in all material respects in compliance with all applicable Laws, and neither Purchaser nor any of the Purchaser Subsidiaries, nor, to the knowledge of Purchaser or any of the Purchaser Subsidiaries, any other person has received any notice of any material breach of any such applicable Laws, except as disclosed in the Purchaser Disclosure Documents.

(p)     Off Balance Sheet Transactions. Purchaser is not a party to or bound by any operating leases or any "off-balance-sheet" transactions or arrangements.

(q)     Environmental: Except as disclosed in the Purchaser Disclosure Documents, to the knowledge of Purchaser, each of Purchaser and the Purchaser Subsidiaries and their respective businesses, operations, and properties:

(i)     is in compliance in all material respects with all Environmental Laws and all terms and conditions of all Environmental Permits;

(ii)      has not received any order, request or notice from any person alleging a material violation of any Environmental Law; and

(iii)     (i) is not a party to any material litigation or administrative proceeding, nor to its knowledge is any material litigation or administrative proceeding threatened against it or its property or assets, which in either case (1) asserts or alleges that it violated any Environmental Laws, (2) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or (3) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances, (ii) has no knowledge of any conditions existing currently which could reasonably be expected to subject it to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response by it pursuant to applicable Environmental Laws, except to the extent it would not have a Material Adverse Effect of the Purchaser; and (iii) is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws, except to the extent it would not have a Material Adverse Effect of the Purchaser.

(r)     Insurance: All insurance maintained by Purchaser or any of the Purchaser Subsidiaries is in full force and effect and in good standing in all material respects and neither Purchaser nor any of the Purchaser Subsidiaries is in material default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has Purchaser or any of the Purchaser Subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of Purchaser or any of the Purchaser Subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost.

(s)     Tax Matters: Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser:

(i)     Purchaser and each of the Purchaser Subsidiaries has duly and timely filed all Tax Returns required to be filed by them before the date hereof and all such Returns are complete and correct in all material respects;

(ii)     Purchaser and each of the Purchaser Subsidiaries has paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by them on or before the date hereof, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the Purchaser Financial Statements;

(iii)     no material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of Purchaser or any of the Purchaser Subsidiaries, and neither Purchaser nor any of the Purchaser Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of Purchaser, threatened against Purchaser or any of the Purchaser Subsidiaries or any of their respective assets;

(iv)     no claim has been made by any Governmental Entity in a jurisdiction where Purchaser and any of the Purchaser Subsidiaries does not file Returns that Purchaser or any of the Purchaser Subsidiaries is or may be subject to Tax by that jurisdiction;

(v)     there are no Tax Liens (other than in respect of Taxes not yet due and payable) upon any of the assets of Purchaser or any of the Purchaser Subsidiaries;

(vi)     Purchaser and each of the Purchaser Subsidiaries has withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so; and

(vii)     there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from Purchaser or any of its the Purchaser Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(t)     Winding Up: No order has been made, petition presented or meeting convened for the purpose of winding up of Purchaser, or for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of Purchaser are distributed amongst the creditors and/or shareholders or other contributors, and there are no proceedings under any applicable insolvency, bankruptcy, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable Laws, would be reasonably likely to justify any such cases or proceedings.

(u)      Brokers: No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser, other than the Financial Advisor, the fees and expenses payable to Dundee Securities Inc., in its capacity as the Purchaser's financial advisor for the Transaction.

(v)     No Expropriation: No property or asset of Purchaser has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Purchaser, is there any intent or proposal to give any such notice or to commence any such proceeding.

(w)     Issuance of Purchaser Shares: The Purchaser Shares to be issued as part of the Consideration will, when issued pursuant to the Arrangement, be duly and validly issued as fully paid and non-assessable common shares in the capital of Purchaser, free and clear of all Liens, freely tradeable and listed and posted for trading on the NYSE Amex.

(x)     Corrupt Practices: There have been no actions taken by Purchaser or any of its Affiliates which violated or are in violation of the Foreign Corrupt Practices Act of 1977 (United States) or the Corruption of Foreign Public Officials Act (Canada) or any similar legislation of another jurisdiction.

Schedule 4

LOCKED-UP SHAREHOLDERS

Directors and Officers of Target

Robert S. Tyson; President, Chief Executive Officer and a director;

John Icke; Executive Chairman and VP Business Development;

Andrew Bell; a director;

Chris Healey; a director;

Peter Leighton; a director;

David McAdam; Chief Financial Officer; and

Christina Boddy; Corporate Secretary.

Major Shareholders of Target

  Resinco;

  Red Rock Resources PLC;

  Regency Mines PLC; and

  Pinetree Capital Ltd.

Schedule 5

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.     The arrangement (the "Arrangement") under section 288 of the Business Corporations Act (British Columbia) (the "BCBCA") involving Target Inc. ("Target"), all as more particularly described and set forth in the Management Proxy Circular (the "Circular") of Target dated February <>, 2012, accompanying the notice of this meeting (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted;

2.      The plan of arrangement, as it may be or has been amended (the "Plan of Arrangement"), involving Target and implementing the Arrangement, the full text of which is set out in Appendix <> to the Circular (as the Plan of Arrangement may be, or may have been, modified or amended), is hereby approved and adopted;

3.      The arrangement agreement (the "Arrangement Agreement") between Target and Purchaser Inc., dated January 20, 2012, the actions of the directors of Target in approving the Arrangement and the actions of the officers of Target in executing and delivering the Arrangement Agreement and any amendments thereto are hereby ratified and approved;

4.     Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the securityholders of Target or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of Target are hereby authorized and empowered, without further notice to, or approval of, the securityholders of Target:

(a)     to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(b)     subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

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